Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$144,330,000	$4,430.93

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, as amended, the Registration Statement, and have been carried forward, of which $4,430.93 is offset against the registration fee due for this offering and of which $1,544,583.22 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 497
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S. $144,330,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

Buffered Return-Enhanced Notes Linked to a Basket of LBCI Pure Beta Excess Return Sub-Indices
Due November 2, 2011

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”). Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:			•	Redemption Amount: A single U.S. dollar payment on the Maturity Date equal to the principal amount of the notes multiplied by:
•	Senior unsecured obligations of Lehman Brothers Holdings Inc.
				(A)	100% + (Return x Upside Participation Rate), if the Final Basket Level is greater than the Initial Basket Level; or
•	CUSIP: 52517P6P1

•	ISIN: US52517P6P12
				(B)	100%, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level; or
•

Component Sub-Indices and Component Weightings:  The notes are linked to a Basket consisting of the Component Sub-Indices. The Component Sub-Indices and the Component Weighting for each Component Sub-Index are as set forth below:

				(C)	100% + (Basket Return + Protection Percentage), if the Final Basket Level is less than the Buffer Level.

	Component Sub-Index	Component Weighting
	LBCI Pure Beta Natural Gas Excess Return (“LBCIPB Natural Gas”)	10.00%	•	Upside Participation Rate: 181%
	LBCI Pure Beta Crude Oil Excess Return (“LBCIPB WTI Crude”)	5.00%	•	Protection Percentage: 20%
	LBCI Pure Beta Brent Excess Return (“LBCIPB Brent Crude”)	5.00%	•	Buffer Level: 80% of the Initial Basket Level
	LBCI Pure Beta Unleaded Gas Excess Return (“LBCIPB Gasoline”)	3.00%	•

Basket Return: A quotient, the numerator of which is the difference of the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, expressed as a percentage rounded to three decimal places.

	LBCI Pure Beta Heating Oil Excess Return (“LBCIPB Heating Oil”)	2.00%
	LBCI Pure Beta Live Cattle Excess Return (“LBCIPB Live Cattle”)	4.00%
	LBCI Pure Beta Lean Hogs Excess Return (“LBCIPB Lean Hogs”)	2.00%	•	Initial Basket Level: Set to 100 on the Trade Date.
	LBCI Pure Beta Wheat Excess Return (“LBCIPB Wheat”)	4.00%	•	Final Basket Level: the product of 100 times the sum of 1 plus the sum of the Weighted Component Sub-Index Returns.
	LBCI Pure Beta Corn Excess Return (“LBCIPB Corn”)	6.00%
	LBCI Pure Beta Soybeans Excess Return (“LBCIPB Soybeans”)	7.00%	•

Weighted Component Sub-Index Returns: For each Component Sub-Index, the product of the Component Weighting times a quotient, the numerator of which is the difference of the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value for such Component Sub-Index.

	LBCI Pure Beta Soybean Oil Excess Return (“LBCIPB Soybean Oil”)	3.00%
	LBCI Pure Beta Aluminum Excess Return (“LBCIPB Aluminum”)	7.50%
	LBCI Pure Beta Copper Excess Return (“LBCIPB Copper”)	7.50%	•	Initial Index Value:
	LBCI Pure Beta Zinc Excess Return (“LBCIPB Zinc”)	4.00%
	LBCI Pure Beta Nickel Excess Return (“LBCIPB Nickel”)	6.00%		Component Sub-Index	Initial Index Value
				LBCIPB Natural Gas	69.4364
	LBCI Pure Beta Gold Excess Return (“LBCIPB Gold”)	9.50%		LBCIPB WTI Crude	104.0448
				LBCIPB Brent Crude	102.7882
	LBCI Pure Beta Silver Excess Return (“LBCIPB Silver”)	2.50%		LBCIPB Gasoline	124.83
				LBCIPB Heating Oil	94.7922
	LBCI Pure Beta Sugar Excess Return (“LBCIPB Sugar”)	4.00%		LBCIPB Live Cattle	105.4617
				LBCIPB Live Hogs	105.8668
	LBCI Pure Beta Cotton Excess Return (“LBCIPB Cotton”)	4.00%		LBCIPB Wheat	194.8825
				LBCIPB Corn	134.3649
	LBCI Pure Beta Coffee Excess Return (“LBCIPB Coffee”)	4.00%		LBCIPB Soybeans	142.7296
				LBCIPB Soybean Oil	140.0817
				LBCIPB Aluminum	103.0509
•	Maturity Date: November 2, 2011			LBCIPB Copper	122.5884
				LBCIPB Zinc	108.4202
•	Valuation Date: October 26, 2011, or if such day is not an Index Business Day (as defined in “Description of the Notes” below), the immediately preceding Index Business Day; provided that if a Market Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described in “Market Disruption Events” below).			LBCIPB Nickel	197.7906
				LBCIPB Gold	118.272
				LBCIPB Silver	123.2873
				LBCIPB Sugar	54.4007
				LBCIPB Cotton	102.943
				LBCIPB Coffee	101.0169
•	Denominations: U.S.$10,000 and whole multiples of U.S.$1,000 in excess thereof.
			•	Final Index Value: For each Component Sub-Index, the Index Value of the Component Sub-Index on the Valuation Date.
Payments:

•	The notes do not bear interest.
			•

Index Value: For each Component Sub-Index, the closing level of that Component Sub-Index, as determined and published by the Index Sponsor (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to four decimal places.

Investing in the notes involves risks. Risk Factors begin on page PS-4 and begin on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	100.00%	U.S.$144,330,000
Underwriting discount(2)	0%	U.S.$0.00
Proceeds to Lehman Brothers Holdings Inc.	100.00%	U.S.$144,330,000

(1)  The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates’ expected cost of providing such hedge as well as the profit such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)  Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about November 2, 2007.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities. It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

October 26, 2007

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page PS-4 and begin on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes are linked to a Basket consisting of the Component Sub-Indices. Each Component Sub-index is calculated and published by the Index Sponsor. For further information on the Component Sub-Indices see “The Lehman Brothers Commodity Index – Pure Beta Component Sub-Indices” below).

The Component Sub-Indices and the Component Weighting for each Component Sub-Index are as set forth below:

Component Sub-Index	Component Weighting
LBCI Pure Beta Natural Gas Excess Return (“LBCIPB Natural Gas”)	10.00%
LBCI Pure Beta Crude Oil Excess Return (“LBCIPB WTI Crude”)	5.00%
LBCI Pure Beta Brent Excess Return (“LBCIPB Brent Crude”)	5.00%
LBCI Pure Beta Unleaded Gas Excess Return (“LBCIPB Gasoline”)	3.00%
LBCI Pure Beta Heating Oil Excess Return (“LBCIPB Heating Oil”)	2.00%
LBCI Pure Beta Live Cattle Excess Return (“LBCIPB Live Cattle”)	4.00%
LBCI Pure Beta Lean Hogs Excess Return (“LBCIPB Lean Hogs”)	2.00%
LBCI Pure Beta Wheat Excess Return (“LBCIPB Wheat”)	4.00%
LBCI Pure Beta Corn Excess Return (“LBCIPB Corn”)	6.00%
LBCI Pure Beta Soybeans Excess Return (“LBCIPB Soybeans”)	7.00%
LBCI Pure Beta Soybean Oil Excess Return (“LBCIPB Soybean Oil”)	3.00%
LBCI Pure Beta Aluminum Excess Return (“LBCIPB Aluminum”)	7.50%
LBCI Pure Beta Copper Excess Return (“LBCIPB Copper”)	7.50%
LBCI Pure Beta Zinc Excess Return (“LBCIPB Zinc”)	4.00%
LBCI Pure Beta Nickel Excess Return (“LBCIPB Nickel”)	6.00%
LBCI Pure Beta Gold Excess Return (“LBCIPB Gold”)	9.50%
LBCI Pure Beta Silver Excess Return (“LBCIPB Silver”)	2.50%
LBCI Pure Beta Sugar Excess Return (“LBCIPB Sugar”)	4.00%
LBCI Pure Beta Cotton Excess Return (“LBCIPB Cotton”)	4.00%
LBCI Pure Beta Coffee Excess Return (“LBCIPB Coffee”)	4.00%

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on November 2, 2011 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest before maturity.

What will I receive if I hold the notes until the Maturity Date?

At maturity, you will receive a single U.S. dollar payment on the Maturity Date equal to the principal amount of the notes multiplied by:

(A)  100% plus the product of the Basket Return times the Upside Participation Rate, if the Final Basket Level is greater than the Initial Basket Level; or

(B)  100%, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level; or

(C)  100% plus the sum of the Basket Return plus the Protection Percentage, if the Final Basket Level is less than the Buffer Level.

The Upside Participation Rate is 181%.

The Protection Percentage is 20%.

The Buffer Level is 80% of the Initial Basket Level.

The Basket Return is a quotient, the numerator of which is the difference of the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, expressed as a percentage rounded to three decimal places.

The Initial Basket Level is set to 100 on the Trade Date.

The Final Basket Level is the product of 100 times the sum of 1 plus the sum of the Weighted Component Sub-Index Returns.

The Weighted Component Sub-Index Returns are, for each Component Sub-Index, the product of the Component Weighting times a quotient, the numerator of which is the difference of the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value for such Component Sub-Index.

The Initial Index Values for each Component Sub-Index are as follows:

Component Sub-Index	Initial Index Value
LBCIPB Natural Gas	69.4364
LBCIPB WTI Crude	104.0448
LBCIPB Brent Crude	102.7882
LBCIPB Gasoline	124.83
LBCIPB Heating Oil	94.7922
LBCIPB Live Cattle	105.4617
LBCIPB Lean Hogs	105.8668
LBCIPB Wheat	194.8825
LBCIPB Corn	134.3649
LBCIPB Soybeans	142.7296
LBCIPB Soybean Oil	140.0817
LBCIPB Aluminum	103.0509
LBCIPB Copper	122.5884
LBCIPB Zinc	108.4202
LBCIPB Nickel	197.7906
LBCIPB Gold	118.272
LBCIPB Silver	123.2873
LBCIPB Sugar	54.4007
LBCIPB Cotton	102.943
LBCIPB Coffee	101.0169

The Final Index Value is, for each Component Sub-Index, the Index Value of the Component Sub-Index on the Valuation Date.

The Index Value is, for each Component Sub-Index, the closing level of that Component Sub-Index, as determined and published by the Index Sponsor (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to four decimal places.

The Valuation Date is October 26, 2011, or if such day is not an Index Business Day (as defined in “Description of the Notes” below), the immediately preceding Index Business Day; provided that if a Market Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described in “Market Disruption Events” below).

You can review hypothetical Redemption Amount payment examples under “Description of the Notes—Hypothetical Redemption Amount Payment Examples”.

How will I be able to find the Component Sub-Indices at any point in time?

You can obtain the level of the Component Sub-Indices at any time by calling your Lehman Brothers sales representative.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on PS-4 and page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as financial contracts as described under “Supplemental United States Federal Income Tax Consequences-Financial Contracts” in the Series I MTN prospectus supplement. See “United States Federal Income Tax Treatment” below.

What happens in the event of a Market Disruption Event?

If the Calculation Agent determines that a Market Disruption Event (as defined in “Description of the Notes” below) relating to one or more Component Sub-Indices is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Basket Level using:

•                  for each such Component Sub-Index that did not suffer a Market Disruption Event on the scheduled Valuation Date, the Final Index Level for that Component Sub-Index on the scheduled Valuation Date, and

•                  for each such Component Sub-Index that did suffer a Market Disruption Event on the scheduled Valuation Date, the Final Index Level on the immediately succeeding trading day for such Component Sub-Index on which no Market Disruption Event occurs or is continuing with respect to such Component Sub-Index; provided however that if a Market Disruption Event has occurred or is continuing with respect to a Component Sub-Index on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed the Valuation Date for the affected Component Sub-Index; and (b) the Calculation Agent will determine the Final Index Value for the affected Component Sub-Index on such day in good faith in accordance with the formula for and method of calculating the Component Sub-Index last in effect prior to commencement of the Market Disruption Event using a price for the Index Contract on such eighth scheduled Index Business Day determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the price of the Index Contract applicable to such Component Sub-Index and any other information that in good faith it deems relevant.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary–Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What are the roles of Lehman Brothers Inc. and Lehman Brothers Commodity Services Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the agent and Lehman Brothers Commodity Services Inc., another of our subsidiaries, will be the calculation agent for purposes of determining the Redemption Amount as well as determining whether a Disruption Event has occurred and is continuing. Potential conflicts of interest may exist between Lehman Brothers Inc. and Lehman Brothers Commodity Services Inc. and you as a beneficial owner of the notes. See “Risk Factors— An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Component Commodities or in other instruments, such as options, swaps or futures, based on the Component Commodities. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Series I MTN prospectus supplement. In addition, the notes are subject to the further specific risks discussed below.

The notes are only partially principal-protected if held to the Maturity Date, and you may lose a substantial portion of your investment.

The return on the notes at maturity is entirely dependent on the Basket Return, which in turn depends on the aggregate performance of the Component Sub-Indices.  Because the notes do not bear interest, the return on the notes will depend solely on the Redemption Amount payable at maturity, and because the notes are only 20% principal protected, even if held to maturity, you may lose a substantial portion of your investment.  If the Basket Return on the Valuation Date is less than -20.0% (that is, if the Final Basket Level has declined by more than 20.0% relative to the Initial Basket Level), you will lose principal in proportion to the percentage by which the decline in the Final Basket Level relative to the Initial Basket Level exceeds 20.0%. Accordingly, in such circumstances the Redemption Amount will be less than, and may be as little as, 20% of the principal amount invested, or a potential loss of $8,000 on each $10,000 principal amount note.

An investment in the notes is subject to risks associated with the performance of the Component Sub-Indices.

The Basket Return used to calculate the Redemption Amount at maturity is determined by the combined performance of the Component Sub-Indices The levels of the Component Sub-Indices, the Index Contracts that comprise the Component Sub-Indices and the commodities underlying such Index Contracts are primarily affected by the demand for and supply of the commodities underlying such Index Contracts, but from time to time may also be significantly affected by speculative actions or currency exchange rates. Demand the commodities underlying such Index Contracts is significantly linked to the level of global industrial economic activity, but is also influenced by other factors such as government regulations (including environmental or consumption policies) and growth in industrial production and gross domestic product in emerging market countries, such as India or China, that have become oversized users of commodities. In addition to general economic activity and demand, prices for the Index Contracts and the commodities underlying such Index Contracts can be influenced by political events, changes in production and yields, weather, trade and diseases, as well as labor activity and supply disruptions in regions of the world that are major producers of the relevant commodities, all of which will tend to affect worldwide prices of an Index Contract or the commodity underlying the relevant Index Contract, regardless of the location of the event. It is impossible to predict what effect these factors will have on the value of any of the Component Sub-Indices and thus, the return on the notes.

In the event of sudden disruptions in the supply of an Index Contract (or commodity underlying an Index Contract), such as those caused by war, natural events, or accidents, the value of the Component Sub-Indices or the prices of the related Index Contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the introduction of new or previously withheld supplies of a commodity underlying an Index Contract into the market or the introduction of substitute products or commodities. In addition, there are substitutes for each of the commodities underlying the Index Contracts in various applications, and the availability and price of these substitutes (and in particular, a decrease in the price of any of these substitute commodities) will also affect demand for a commodity underlying an Index Contract and may have a material adverse effect on the value of a Component Sub-Index.

In addition, since each Component Sub-Index is comprised of an Index Contract, the value of such Component Sub-Index will be primarily determined by current and future prices of the commodity underlying such Index Contract. The commodities underlying the Index Contracts are also subject to certain specific risks.

Specific factors affecting the price of natural gas. Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry, in part because it burns more cleanly and has minimal impact on the environment. Many utilities, for example, have shifted away from coal or oil to natural gas to produce electricity. The demand for natural gas has also traditionally been cyclical, with higher demand during the months of winter and lower demand during the warmer summer months. In addition, the seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces: inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. Supplying natural gas in order to meet this demand, however, is dependent on a number of factors. These factors may be broken down into two segments: those factors that affect the short term supply and general barriers to increasing supply. Factors that affect the short term supply are as follows: the availability of skilled workers and equipment, permitting and well development and weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). Similarly, the other more general barriers to the increase in supply of natural gas are: access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

Specific factors affecting the price of WTI and Brent crude oil. The price of crude oil is primarily affected by the global demand for and supply of crude oil. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. A decrease in the price of any of these commodities may have a material adverse effect on the price of crude oil and the return on an investment in the notes.

Specific factors affecting the price of gasoline. The level of global industrial activity influences the demand for non-oxygenated gasoline. In addition, the demand has seasonal variations, which occur during “driving seasons” usually considered the summer months in North America and Europe. Non-oxygenated gasoline is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of non-oxygenated gasoline.

Specific factors affecting the price of heating oil. The level of global industrial activity influences the demand for heating oil. In addition, the seasonal temperatures in countries throughout the world can heavily influence the demand for heating oil. Heating oil is generally used to fuel heat furnaces for buildings. Heat oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

Specific factors affecting the price of live cattle. The price of live cattle is primarily affected by the demand and supply of live cattle. The supply for live cattle may be impacted by the price of feed and feeder animals, severe weather, disease, pest outbreaks, advances in technology and the existence of government programs and policies. The demand for live cattle may be affected by the availability of and price of substitute products, changes in consumer preferences, population size and changes in income. In addition to supply and demand, the price of live cattle may be impacted by cycles of production and seasonality.

Specific factors affecting the price of lean hogs. The price of lean hogs is primarily affected by the demand and supply of lean hogs. In addition to potential supply and demand inequalities, severe weather disruptions, market expectations, control programs; domestic and foreign political and economic events and policies, disease, pestilence, technological developments and other governmental policies, action and inaction may impact the price of lean hogs.

Specific factors affecting the price of wheat. The price of wheat is subject to the global demand for, and supply of, wheat. The supply and demand of wheat are subject to temporary distortions, extreme price variations and other disruptions due to, among other things, conditions of illiquidity in the commodity markets, weather, the participation of speculators, government regulation and intervention. A significant portion of wheat demand is driven by human consumption. Changes in food consumption patterns could affect the price of wheat. In addition, changes in production and yields could affect supply.

Specific factors affecting the price of corn. The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the profitability of the pork and poultry sectors, which use corn for feed. Troubles in those industries will lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.

Specific factors affecting the price of soybeans. The price of soybeans is primarily affected by the demand and supply of soybeans. The demand for soybeans is in part linked to its agricultural, industrial and energy uses. The bulk of the soybean crop is grown for soybean oil production and livestock feed. A smaller percentage of soybeans are used directly for human consumption. Soybeans are also used in industrial products including soap, cosmetics, resins, plastics, inks, crayons, solvents, clothing, and biodiesel fuel. The supply of soybeans is impacted by weather, disease, technological developments and government and trade policies.

Specific factors affecting the price of soybean oil. The price of soybean oil is primarily affected by the demand for, and supply of, soybean oil. Soybean oils, both liquid and partially hydrogenated, are exported abroad, sold as “vegetable oil,” or end up in a wide variety of processed foods. The remaining soybean husks are used mainly as animal feed. Like soybeans, the supply of soybean oil is impacted by weather, disease, technological developments and government and trade policies.

Specific factors affecting the price of aluminum. The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials.

Specific factors affecting the price of copper. The price of copper is primarily affected by the global demand for and supply of copper. Copper is a conductor of electricity, and one of the most significant applications for copper is the production of cable, wire and electrical products for both the electrical and building industries. Construction is another principal industrial application for copper, which is used in pipes for plumbing, heating, ventilation, and air conditioning, along with masonry wiring and sheet metal facing. Demand for copper products in recent years has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Specific factors affecting the price of zinc. The price of zinc is primarily affected by the global demand for and supply of zinc. The manufacture of galvanized steel, which adds protection against corrosion to steel-based building structures, vehicles, machinery and general household equipment, accounts  for a significant percentage of world-wide zinc demand. Accordingly, the demand for zinc is highly correlated to the supply of and demand for galvanized steel, which is in turn heavily dependent on the automobile and construction sectors. The largest reserves of zinc concentrate (the raw material) are in Australia, Canada, China and Latin American countries (particularly Peru).

Specific factors affecting the price of nickel. The price of nickel is primarily affected by the global demand for and supply of nickel. Primary nickel improves the durability and strength of steel and provides corrosion resistance, allowing for the production of stainless steel, which is the primary consumer of primary nickel. It is also used in the production of special metal alloys, many of which are used in automotive parts. Russia has the world’s largest nickel reserves and therefore is the largest nickel producer, while Australia and Canada are also significant producers.

Specific factors affecting the price of gold. The price of gold is primarily affected by economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies.

Specific factors affecting the price of silver. The price of silver is primarily affected by global demand for and supply of silver. The major end uses for silver include industrial applications, photography and jewellery and silverware. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market.

Specific factors affecting the price of sugar. The price of sugar is primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

Specific factors affecting the price of cotton.  The price of cotton is primarily affected by the global demand for and supply of cotton.  The supply of cotton is impacted by changes in production due to adverse weather conditions, reduced available acreage, diseases, pestilence and government policies, including subsidy programs and tariffs.  Cotton is used to make a number of textile products, fishnets, coffee filters, tents, gunpowder and paper.  The demand for cotton is impacted by the cultivation of new genetically engineered or transgenic cotton varieties; the emergence of new low-cost producers, global economic growth, population growth and price competition from man-made fibres.  Cotton mill consumption is driven by both domestic consumption and trade in textiles.

Specific factors affecting the price of coffee.  The price of coffee is primarily affected by the global demand for and supply of coffee.  The supply of coffee can be affected by weather conditions, the health of the coffee trees and harvesting practices. Historically, weather has played a major role in determining world supply. The internal policies of the governments of producing countries with regard to number of trees planted, price support programs and world export quotas can also impact the amount of coffee available for world trade.  The demand for coffee is primarily determined by its price, the price and availability of substitute drinks and consumers’ tastes.

Many factors affect the market value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

The market value of the notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the market value of the notes caused by another factor and the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor.  For example, the market value of the notes will be affected by changes in the level of interest rates, the time to maturity of the notes (and any associated “time premium”) and our credit ratings.  In addition, the market value of the notes will also be affected by certain specific factors, which are described in the following paragraphs (along with the expected impact on the market value of the notes given a change in that specific factor, assuming all other conditions remain constant).

The levels of the Component Sub-Indices will affect the market value of the notes. It is expected that the market value of the notes will depend on the Index Values of the Component Sub-Indices relative to their Initial Index Values.  If you choose to sell your notes when the Index Value one or more of the Component Sub-Indices is trading at a level below its respective Initial Index Value, or when the market perceives an increased risk of this occurring, the trading price of the notes may be adversely affected, and you may receive substantially less than the principal amount of the notes sold.

Changes in the volatility of the Component Sub-Indices, the Index Contracts or the prices of the commodities underlying the Index Contracts are expected to affect the market value of the notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of one or more of the Component Sub-Indices, Index Contracts or the prices of the commodities underlying the Index Contracts, increases or decreases, the market value of the notes may be adversely affected. The volatility of the Component Sub-Indices, the Index Contracts and the commodities underlying the

Index Contracts are affected by a variety of factors, including weather, diseases, agricultural events or policies, governmental programs and policies, national and international political and economic events (including terrorist attacks and wars), changes in interest and exchange rates and trading activity in the commodities underlying the Index Contracts.

The use of a return on a basket of Component Sub-Indices instead of a single commodity or index return may adversely affect the return on your investment.

The amount payable on the notes, if any, is based on the Final Basket Level, which in turn is based on the combined performance of the Component Sub-Indices.  Because movements in the levels of the Component Sub-Indices may not correlate with each other, at a time when the level of one or more of the Component Sub-Indices increases, the level of one or more of the other Component Sub-Indices may increase to a lesser extent or may decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Sub-Indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Component Sub-Indices.

An investment in notes linked to the Component Sub-Indices carries the risks associated with the LBCI Pure Beta re-allocation methodology.

Each Component Sub-Index is an excess return index that re-allocates the single Index Contract underlying that Component Sub-Index on a quarterly basis to a series of forward contracts in the standard LBCI Contract Calendar of successive one-month increments, or “Forward Allocations”, using the re-allocation methodology of the LBCI Pure Beta. This re-allocation methodology seeks both to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others, and to underweight commodities that have been in contango and overweight commodities in backwardation, offering the potential to minimize negative roll yield.  If the re-allocation methodology does not achieve the expected objectives, the value of the notes may be adversely affected.  No assurance can be given that the strategy used to construct the Component Sub-Indices or the LBCI Pure Beta generally will be successful or that the Component Sub-Indices will outperform any alternative index or strategy that might be constructed from the underlying Index Contracts.  In addition, the re-allocation methodology likely will result in different levels and returns for each Component Sub-Index relative to the corresponding sub-index of the general LBCI, and no assurance can be given that any Component Sub-Index return will outperform those of the corresponding sub-index of the general LBCI.

The inclusion in the original issue price of the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates is likely to adversely affect the value of the notes prior to maturity.

The original issue price of the notes includes the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which a broker will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

Higher future prices of the commodity futures contracts constituting the Component Sub-Indices relative to their current prices may decrease the level of the Component Sub-Indices, and therefore the amount payable on the notes.

Each Component Sub-Index is composed of a single Index Contract, which is a futures contract on a physical commodity, and reflects the return associated with the changes in price of that Index Contract together with the “roll yield” associated with that Index Contract (the price changes and roll yield taken together constitute the “excess return” reflected by the Component Sub-Index).  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodity directly, a commodity futures contract normally specifies a certain date for delivery of the underlying physical commodity.  A fundamental characteristic of the Component Sub-Indices, like other commodity indices, is that as a result of being comprised of futures contracts, the Component Sub-Indices must be managed to ensure each Component Sub-Index does not take delivery of the commodities in question.  This is achieved through a process referred to as “rolling”, under which a given Index

Contract during a month in which it approaches its settlement date is rolled forward to a new contract date (i.e., the Index Contract is effectively “sold” to “buy” a longer-dated Index Contract).  For further information on the roll process for the LBCI, see “The Lehman Brothers Commodity Index—LBCI Return Calculations” below.

Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts.  When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts.  When the opposite is true and longer-dated contracts are priced higher, the market is in contango, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts.

The return on your notes may not reflect all developments in the Component Sub-Indices prior to the Valuation Date.

Because the Final Index Value for each Component Sub-Index will be based on the closing level of each such Component Sub-Index on the Valuation Date, which is a single LBCI Business Day (as defined below in “Lehman Brothers Commodity Index—Overview”) near the end of the term of the notes, the level of each Component Sub-Index at other times during the term of the notes or at the Maturity Date could be higher than the Final Index Value for such Component Sub-Index. This difference could be particularly large if there is a significant decrease in the level of a Component Sub-Index during the latter portion of the term of the notes or if there is significant volatility in the closing levels of the Component Sub-Indices during the term of the notes, especially on dates near the Valuation Date.

The notes are not directly linked to the Index Contracts or any other exchange-traded futures contracts.

The notes are not linked directly to the Index Contracts or any other exchange-traded futures contracts.  The notes are linked to the Component Sub-Indices, which, as described below, reflects the excess returns that are potentially available through an unleveraged investment in the Index Contracts.  Accordingly, the return on your notes will reflect the excess returns associated with the Index Contracts, including any positive or negative “roll yield”, and therefore will not reflect, and may be lower than, the return you would realize if the notes were linked directly to the Index Contracts or if you actually owned the Index Contracts or other exchange-traded futures contracts for a similar period.

As sponsor of the Component Sub-Indices, Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings Inc., will have the authority to make determinations that could create conflicts of interest or materially affect your notes in various ways.

As further described under “Description of the Component Sub-Indices”, the Component Sub-Indices were developed, and are owned, by Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings Inc. Lehman Brothers Inc. is responsible for, and has determinative influence over, the composition, calculation and maintenance of the Component Sub-Indices. The judgments that Lehman Brothers Inc., as the sponsor of the Component Sub-Indices, makes in connection with the composition, calculation and maintenance of the Component Sub-Indices may affect the value of the notes, the Final Index Value of each Component Sub-Index and the Redemption Amount payable on the notes.

The role played by Lehman Brothers Inc., as sponsor of the Component Sub-Indices, and the exercise by it of the kinds of discretion described above could present it with a conflict of interest.  Lehman Brothers Inc., in its capacity as sponsor of the Component Sub-Indices, has no obligation to take your interests into consideration for any reason.  Lehman Brothers Inc. may decide to discontinue calculating and publishing any of the Component Sub-Indices, which would mean that, if Lehman Brothers Inc., as calculation agent, determines that no successor sub-index or sub-indices exists on the date when the Final Index Value is required to be determined for each of the Component Sub-Indices, then Lehman Brothers Inc., in its capacity as calculation agent, would have the discretion to make determinations with respect to the level of each such Component Sub-Index, which may adversely affect the value of the notes, the Final Index Value for each such Component Sub-Index and the Redemption Amount payable on the notes.  See “Index Adjustment” above.

Suspension or disruptions of market trading in the commodity and related futures markets may require an adjustment to the calculation of the Component Sub-Indices and may adversely affect the value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of a given Component Sub-Index and, therefore, the value of your notes.

Certain of the events set forth above also constitute Market Disruption Events under the terms of the notes.  To the extent any Market Disruption Event occurs with respect to the Index Contracts for one or more Component Sub-Indices and remains in effect on the scheduled Valuation Date for the notes, the Valuation Date for the affected Component Sub-Indices will be postponed until the Market Disruption Event ceases to be in effect or, if the Market Disruption Event remains in effect for eight scheduled trading days after the Valuation Date, the Final Index Value for the affected Component Sub-Index will be determined by the Calculation Agent as described above under “Market Disruption Event”.  In the event the Valuation Date is postponed, the Final Index Value for the affected Component Sub-Index may be lower than anticipated and possibly less than the Initial Index Value for such Component Sub-Index, which may adversely affect the Redemption Amount or the value of your notes.  In addition, if the Valuation Date for any Component Sub-Index is postponed due to a Market Disruption Event as described above so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third Business Day following the latest postponed Valuation Date.

Trading and other transactions by affiliates of Lehman Brothers Holdings Inc. and others in the Index Contracts and the commodities underlying the Index Contracts may affect the levels of the Component Sub-Indices.

Lehman Brothers Commodity Services Inc. and certain other affiliates of Lehman Brothers Holdings Inc. actively trade the Index Contracts and options on futures contracts on the commodities underlying the Index Contracts. Lehman Brothers Commodity Services Inc. and certain other affiliates of Lehman Brothers Holdings Inc., also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments that are linked to the performance of the Component Sub-Indices, the Index Contracts or the commodities underlying the Index Contracts. Certain affiliates of Lehman Brothers Holdings Inc., may underwrite or issue other securities or financial instruments indexed to the Index and related indices.  Lehman Brothers Inc. and certain of its affiliates may license the Component Sub-Indices for publication or for use by unaffiliated third parties. The markets in certain of the Index Contracts may not be traded in significant volumes and may be significantly affected by trading activities, including speculators.

Trading and underwriting activities by Lehman Brothers Holdings Inc. and its respective affiliates could adversely affect the value of the Index Contracts, the commodities underlying the Index Contracts and the levels of the Component Sub-Indices, and therefore could in turn affect the return on and the value of the notes.  For instance, a market maker in a financial instrument linked to the performance of a Component Sub-Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the Index Contracts or the commodities underlying the Index Contracts in order to hedge the market maker’s position in the financial instrument may affect the market price of the Index Contracts, which in turn may affect the value of the Component Sub-Indices. With respect to any of the activities described above, none of Lehman Brothers Holdings Inc. or its respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the notes into consideration at any time.

Lehman Brothers Inc. may be required to replace an Index Contract if that contract is terminated or replaced.

Each Index Contract is a “Designated Contract” that has been selected as the reference contract for the commodity represented by the applicable Component Sub-Index.  Data concerning these Designated Contracts will be used to calculate each Component Sub-Index.  If an Index Contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by

Lehman Brothers Inc. as a Designated Contract to replace that Index Contract.  The termination or replacement of any Index Contract may have an adverse impact on the level of the affected Component Sub-Index.

Lack of regulation by the CFTC.

The notes are debt securities that are direct obligations of Lehman Brothers Holdings Inc. The net proceeds to be received by Lehman Brothers Holdings Inc. from the sale of the notes will not be used to purchase or sell Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities for the benefit of holders of the notes. The notes are not themselves commodities futures contracts, and an investment in the notes does not constitute either an investment in the Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities, or in a collective investment vehicle that trades in the Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator” (“CPO”). Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, Lehman Brothers Holdings Inc. will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools.

Because the notes do not constitute investments by you in futures contracts traded on regulated futures exchanges, your you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

You must rely on your own evaluation of the merits of an investment linked to the Component Sub-Indices and the commodities underlying the Index Contracts that comprise the Component Sub-Indices.

In the ordinary course of their businesses, affiliates of Lehman Brothers Holdings Inc. may from time to time express views on expected movements in the level of any of the Component Sub-Indices, the individual Index Contracts or the commodities underlying the Index Contracts.  These views are sometimes communicated to clients who participate in markets in the Index Contracts or the commodities underlying the Index Contracts. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in markets for the Index Contracts or the commodities underlying the Index Contracts may at any time have significantly different views from those of Lehman Brothers Holdings Inc. or its affiliates.  In connection with your purchase of the notes, you should investigate the Component Sub-Indices, the Index Contracts and the commodities underlying the Index Contracts and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Component Sub-Indices or any such Index Contract or underlying commodity.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Component Sub-Indices.  Neither the offering of the notes nor any views which may from time to time be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Component Sub-Indices, individual Index Contracts or the commodities underlying the Index Contracts constitutes a recommendation as to the merits of an investment in your notes.

The Component Sub-Indices may in the future include Index Contracts that are not traded on regulated futures exchanges.

The Component Sub-Indices are based on the Index Contracts, which are all futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, it is possible that the Component Sub-Indices could in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Component Sub-Indices, could present certain risks not associated with most exchange traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

DESCRIPTION OF THE NOTES

The U.S.$144,333,000 aggregate principal amount of Buffered Return-Enhanced Notes Linked to a Basket of LBCI Pure Beta Excess Return Sub-Indices Due November 2, 2011 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings.  The CUSIP number for the notes is 52517P6P1 and the ISIN number is US52517P6P12. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$10,000 and in integral multiples of U.S.$1,000 in excess thereof, and will have a stated “Maturity Date” of November 2, 2011 or if such day is not a New York business day, on the next following New York business day.

The notes are offered as Component Sub-Index linked notes with a Redemption Amount determined by reference to the performance of the Component Sub-Indices in relation to each Initial Index Value.

The “Redemption Amount” for each note will be a single U.S. dollar payment on the Maturity Date multiplied by:

(A)    100% plus the product of the Basket Return times the Upside Participation Rate, if the Final Basket Level is greater than the Initial Basket Level; or

(B)     100%, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level; or

(C)     100% plus the sum of the Basket Return plus the Protection Percentage, if the Final Basket Level is less than the Buffer Level.

The “Component Sub-Indices” and “Component Weightings” are as follows:

Component Sub-Index	Component Weighting
LBCI Pure Beta Natural Gas Excess Return (“LBCIPB Natural Gas”)	10.00%
LBCI Pure Beta Crude Oil Excess Return (“LBCIPB WTI Crude”)	5.00%
LBCI Pure Beta Brent Excess Return (“LBCIPB Brent Crude”)	5.00%
LBCI Pure Beta Unleaded Gas Excess Return (“LBCIPB Gasoline”)	3.00%
LBCI Pure Beta Heating Oil Excess Return (“LBCIPB Heating Oil”)	2.00%
LBCI Pure Beta Live Cattle Excess Return (“LBCIPB Live Cattle”)	4.00%
LBCI Pure Beta Lean Hogs Excess Return (“LBCIPB Lean Hogs”)	2.00%
LBCI Pure Beta Wheat Excess Return (“LBCIPB Wheat”)	4.00%
LBCI Pure Beta Corn Excess Return (“LBCIPB Corn”)	6.00%
LBCI Pure Beta Soybeans Excess Return (“LBCIPB Soybeans”)	7.00%
LBCI Pure Beta Soybean Oil Excess Return (“LBCIPB Soybean Oil”)	3.00%
LBCI Pure Beta Aluminum Excess Return (“LBCIPB Aluminum”)	7.50%
LBCI Pure Beta Copper Excess Return (“LBCIPB Copper”)	7.50%
LBCI Pure Beta Zinc Excess Return (“LBCIPB Zinc”)	4.00%
LBCI Pure Beta Nickel Excess Return (“LBCIPB Nickel”)	6.00%
LBCI Pure Beta Gold Excess Return (“LBCIPB Gold”)	9.50%
LBCI Pure Beta Silver Excess Return (“LBCIPB Silver”)	2.50%
LBCI Pure Beta Sugar Excess Return (“LBCIPB Sugar”)	4.00%
LBCI Pure Beta Cotton Excess Return (“LBCIPB Cotton”)	4.00%

Component Sub-Index	Component Weighting
LBCI Pure Beta Coffee Excess Return (“LBCIPB Coffee”)	4.00%

The “Upside Participation Rate” is 181%.

The “Protected Percentage” is 20%.

The “Buffer Level” is 80% of the Initial Basket Level.

The “Basket Return” is a quotient, the numerator of which is the difference of the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, expressed as a percentage rounded to three decimal places.

The “Initial Basket Level” is set to 100 on the Trade Date.

The “Final Basket Level” is the product of 100 times the sum of 1 plus the sum of the Weighted Component Sub-Index Returns.

The “Trade Date” is October 26, 2007.

The “Issue Date” is November 2, 2007.

The “Weighted Component Sub-Index Returns” are, for each Component Sub-Index, the product of the Component Weighting times a quotient, the numerator of which is the difference of the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value for such Component Sub-Index.

The “Initial Index Values” for each Component Sub-Index are as follows:

Component Sub- Index	Initial Index Value
LBCIPB Natural Gas	69.4364
LBCIPB WTI Crude	104.0448
LBCIPB Brent Crude	102.7882
LBCIPB Gasoline	124.83
LBCIPB Heating Oil	94.7922
LBCIPB Live Cattle	105.4617
LBCIPB Lean Hogs	105.8668
LBCIPB Wheat	194.8825
LBCIPB Corn	134.3649
LBCIPB Soybeans	142.7296
LBCIPB Soybean Oil	140.0817
LBCIPB Aluminum	103.0509
LBCIPB Copper	122.5884
LBCIPB Zinc	108.4202
LBCIPB Nickel	197.7906
LBCIPB Gold	118.272
LBCIPB Silver	123.2873
LBCIPB Sugar	54.4007
LBCIPB Cotton	102.943
LBCIPB Coffee	101.0169

The “Final Index Value” is, for each Component Sub-Index, the Index Value of the Component Sub-Index on the Valuation Date.

The “Index Value” is, for each Sub-Index, the closing level of that Component Sub-Index, as determined and published by the Index Sponsor (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to four decimal places.

The “Valuation Date” is October 26, 2011, or if such day is not an Index Business Day, the immediately preceding Index Business Day; provided that if a Market Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described in “Market Disruption Events” below).

An “Index Business Day” is day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract underlying a Component Sub-Index.

If a Market Disruption Event relating to one or more Component Sub-Indices is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Basket Level using:

•      for each such Component Sub-Index that did not suffer a Market Disruption Event on the scheduled Valuation Date, the Final Index Level for that Component Sub-Index on the scheduled Valuation Date, and

•      for each such Component Sub-Index that did suffer a Market Disruption Event on the scheduled Valuation Date, the Final Index Level on the immediately succeeding trading day for such Component Sub-Index on which no Market

Disruption Event occurs or is continuing with respect to such Component Sub-Index;

provided however that if a Market Disruption Event has occurred or is continuing with respect to a Component Sub-Index on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed the Valuation Date for the affected Component Sub-Index; and (b) the Calculation Agent will determine the Final Index Value for the affected Component Sub-Index on such day in good faith in accordance with the formula for and method of calculating the Component Sub-Index last in effect prior to commencement of the Market Disruption Event using a price for the Index Contract on such eighth scheduled Index Business Day determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the price of the Index Contract applicable to such Component Sub-Index and any other information that in good faith it deems relevant.

A “Market Disruption Event” for a Component Sub-Index means any of the following events, in each case as determined in good faith by the Calculation Agent:

(A)  the termination or suspension of, or material limitation or disruption in the trading on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index;

(B)  the settlement price on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)  the settlement price of the Index Contract for that Component Sub-Index is not published by the applicable Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute a Market Disruption Event for a Component Sub-Index:

(1)   a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the applicable Relevant Exchange of the Index Contract for that Component Sub-Index; or

(2)   a decision to permanently discontinue trading in the Index Contract for that Component Sub-Index or options or futures contracts relating to that Index Contract of the related Component Sub-Index.

For purposes of the above, (a) “Index Contract” means the commodity contract then underlying each Component Sub-Index or any Successor Sub-Index; (b) “Relevant Exchange” means any organized exchange or market of trading for the Index Contract then included in the Component Sub-Index or any Successor Sub-Index; and (c) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the Index Contract for the affected Component Sub-Index.

If an Index Unavailability Event for any Component Sub-Index is in effect on the scheduled Valuation Date (and no Market Disruption Event is then in effect for that Component Sub-Index), the Calculation Agent will determine the Final Index Value for the affected Component Sub-Index on the Valuation Date in good faith in accordance with the formula for and method of calculating the Component Sub-Index last in effect prior to commencement of the Index Unavailability Event, using the closing price on the Valuation Date for the Index Contract for the Component Sub-Index on the Relevant Exchange for that Index Contract.

An “Index Unavailability Event” for a Component Sub-Index means that the Component Sub-Index is not calculated and published by the Index Sponsor or any Successor Sub-Index is not calculated and published by the sponsors thereof.

If the Index Sponsor discontinues publication of a Component Sub-Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Component Sub-Index (such index, a “Successor Sub-Index”), then the Final Index Value for such Component Sub-Index will be determined by reference to the level of such Successor Sub-Index at the close of trading on the Relevant Exchange or market of the Index Contract for that Successor Sub-Index on the Valuation Date; provided, however, that the Calculation Agent, in its sole discretion, may make such adjustments as it deems necessary to the level of the Successor Sub-Index so that the level of the Successor Sub-Index reflects the same level as that of the discontinued Component Sub-Index before it was discontinued.  Upon any selection by the Calculation Agent of a Successor Sub-Index for any Component Sub-Index, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee, to the Issuer and to the holders of the notes.

If the Index Sponsor discontinues publication of a Component Sub- Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Sub-Index is available at such time, then the Calculation Agent will determine the Final Index Value for such Component Sub-Index on the Valuation Date.  The Final Index Value for such Component Sub-Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Component Sub-Index last in effect prior to such discontinuation, using the settlement price of the Index Contract for such Component Sub-Index (or, if trading in such Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the Relevant Exchange for such Index Contract on the Valuation Date.

If at any time the method of calculating a Component Sub-Index or a Successor Sub-Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Component Sub-Index or Successor Sub-Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to such Component Sub-Index or Successor Sub-Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value for such Component Sub-Index or Successor Sub-Index with reference to the Component Sub-Index or Successor Sub-Index as adjusted.  Accordingly, if the method of calculating a Component Sub-Index or a Successor Sub-Index is modified or rebased so that the level of such Component Sub-Index or Successor Sub-Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of such Component Sub-Index or Successor Sub-Index in order to arrive at a level of the Component Sub-Index or Successor Sub-Index as if it has not been modified or rebased.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Original Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings Inc., the claim of the beneficial owner of a note for the period from and including the Original Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Commodity Services Inc.

HYPOTHETICAL REDEMPTION AMOUNT PAYMENT EXAMPLES

If the Final Basket Level on the Valuation Date is greater than the Initial Basket Level, the notes will pay at maturity a Redemption Amount equal to the principal amount invested multiplied by the sum of 100% plus the product of the Basket Return multiplied by the Upside Participation Rate.  If the Final Basket Level on the Valuation Date is equal to or less than the Initial Basket Level but greater than the Buffer Level, the notes will pay at maturity a Redemption Amount equal to only the principal amount invested with no additional return.  If the Final Basket Level on the Valuation Date is equal to or less than the Initial Basket Level but less than the Buffer Level, the notes will pay at maturity a Redemption Amount equal to the principal amount invested multiplied by the sum of 100% plus the Basket Return plus the Protection Percentage.  If the Basket Return is less than the Buffer Level (that is, the Final Basket Level has declined by more than 20.0% relative to the Initial Basket Level), you will lose principal in proportion to the percentage by which the decline in the Final Basket Level relative to the Initial Basket Level exceeds 20.0%. Accordingly, in such circumstances the Redemption Amount will be less than, and may be as little as, 20% of the principal amount invested.

The table below illustrates the hypothetical Redemption Amount per $10,000 note, based on hypothetical Final Basket Levels (which will be calculated on the Valuation Date) and the consequent range for the Basket Return from –100% to 100%.  The table below also reflects the Upside Participation Rate of 181%, the Protection Percentage of 20% and the Buffer Level of 80% of the Initial Basket Level (each of which were determined on the Trade Date).  The Initial Basket Level was set at 100 on the Trade Date.  The following results are based solely on the hypothetical examples cited; the Final Basket Levels have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the price of the Component Commodities.  Numbers in the examples have been rounded for ease of analysis.

Final Basket Level	Initial Basket Level	Basket Return	Redemption Amount (per $10,000 principal amount)
200	100	100%	$28,100
190	100	90%	$26,290
180	100	80%	$24,480
170	100	70%	$22,670
160	100	60%	$20,860
150	100	50%	$19,050
140	100	40%	$17,240
130	100	30%	$15,430
120	100	20%	$13,620
110	100	10%	$11,810
100	100	0%	$10,000
90	100	–10%	$10,000
80	100	–20%	$10,000
70	100	–30%	$9,000
60	100	–40%	$8,000
50	100	–50%	$7,000
40	100	–60%	$6,000
30	100	–70%	$5,000
20	100	–80%	$4,000
10	100	–90%	$3,000
0	100	–100%	$2,000

The examples below illustrate how the Final Basket Level, and the Redemption Amount) are

calculated.  The below examples are based on the Initial Index Value of each Component Sub-Index (as determined on the Trade Date) and hypothetical values for the Final Index Value of each Component Sub-Index (which will be determined on the Valuation Date).  The Initial Basket Level was set to 100 on the Trade Date.  The following results are based solely on the hypothetical examples cited; the Final Index Value of each Component Sub-Index, and the Final Basket Levels have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Component Sub-Indices.  Numbers in the examples have been rounded for ease of analysis.

Example 1:  The Final Index Value of each Component Commodity increases relative to its Initial Index Value, resulting in a Final Basket Level of 130, a Basket Return of 30%, and a Redemption Amount of $15,430 per $10,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (130 – 100) / 100

The Redemption Amount per $10,000 principal amount equals $10,000 x (100% + (Basket Return x Upside Participation Rate)) and is calculated as follows:

Redemption Amount per $1000 principal amount of notes = $10,000 x (100% + (30% x 181%))= $15,430

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Sub-Index	Initial Index Value (on Trade Date)	Final Index Value (on Valuation Date)	Weighting	Weighted Component Sub-Index Return
LBCIPB Natural Gas	69.4364	90.2673	10.00%	0.0300
LBCIPB WTI Crude	104.0448	135.2582	5.00%	0.0150
LBCIPB Brent Crude	102.7882	133.6247	5.00%	0.0150
LBCIPB Gasoline	124.8300	162.2790	3.00%	0.0090
LBCIPB Heating Oil	94.7922	123.2299	2.00%	0.0060
LBCIPB Live Cattle	105.4617	137.1002	4.00%	0.0120
LBCIPB Lean Hogs	105.8668	137.6268	2.00%	0.0060
LBCIPB Wheat	194.8825	253.3473	4.00%	0.0120
LBCIPB Corn	134.3649	174.6744	6.00%	0.0180
LBCIPB Soybeans	142.7296	185.5485	7.00%	0.0210
LBCIPB Soybean Oil	140.0817	182.1062	3.00%	0.0090
LBCIPB Aluminum	103.0509	133.9662	7.50%	0.0225
LBCIPB Copper	122.5884	159.3649	7.50%	0.0225
LBCIPB Zinc	108.4202	140.9463	4.00%	0.0120
LBCIPB Nickel	197.7906	257.1278	6.00%	0.0180
LBCIPB Gold	118.2720	153.7536	9.50%	0.0285
LBCIPB Silver	123.2873	160.2735	2.50%	0.0075
LBCIPB Sugar	54.4007	70.7209	4.00%	0.0120
LBCIPB Cotton	102.9430	133.8259	4.00%	0.0120
LBCIPB Coffee	101.0169	131.3220	4.00%	0.0120
Sum of Weighted Component Sub-Index Returns =				0.30
Final Basket Level = 100 x (1+ Sum of the Weighted Component Sub-Index Returns) =				130.0

Example 2: The Final Index Value of each Component Sub-Index decreases relative to its Initial Index Value, resulting in a Final Basket Level of 90, a Basket Return of –10%, and a Redemption Amount of $10,000 per $10,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (90 – 100) / 100

The Redemption Amount per $10,000 principal amount equals $10,000, because the Basket Return was less than 0.00% but greater than the Buffer Level of 80% of the Initial Basket Level.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Sub-Index	Initial Index Value (on Trade Date)	Final Index Value (on Valuation Date)	Weighting	Weighted Component Sub-Index Return
LBCIPB Natural Gas	69.4364	62.4928	10.00%	—0.0100
LBCIPB WTI Crude	104.0448	93.6403	5.00%	—0.0050
LBCIPB Brent Crude	102.7882	92.5094	5.00%	—0.0050
LBCIPB Gasoline	124.8300	112.3470	3.00%	—0.0030
LBCIPB Heating Oil	94.7922	85.3130	2.00%	—0.0020
LBCIPB Live Cattle	105.4617	94.9155	4.00%	—0.0040
LBCIPB Lean Hogs	105.8668	95.2801	2.00%	—0.0020
LBCIPB Wheat	194.8825	175.3943	4.00%	—0.0040
LBCIPB Corn	134.3649	120.9284	6.00%	—0.0060
LBCIPB Soybeans	142.7296	128.4566	7.00%	—0.0070
LBCIPB Soybean Oil	140.0817	126.0735	3.00%	—0.0030
LBCIPB Aluminum	103.0509	92.7458	7.50%	—0.0075
LBCIPB Copper	122.5884	110.3296	7.50%	—0.0075
LBCIPB Zinc	108.4202	97.5782	4.00%	—0.0040
LBCIPB Nickel	197.7906	178.0115	6.00%	—0.0060
LBCIPB Gold	118.2720	106.4448	9.50%	—0.0095
LBCIPB Silver	123.2873	110.9586	2.50%	—0.0025
LBCIPB Sugar	54.4007	48.9606	4.00%	—0.0040
LBCIPB Cotton	102.9430	92.6487	4.00%	—0.0040
LBCIPB Coffee	101.0169	90.9152	4.00%	—0.0040
Sum of Weighted Component Sub-Index Returns =				–0.10
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				90.0

Example 3: The Final Index Value of each Component Sub-Index decreases relative to its Initial Index Value, resulting in a Final Basket Level of 60, a Basket Return of –40%, and a Redemption Amount of $8,000 per $10,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (60 – 100) / 100

The Redemption Amount per $10,000 principal amount equals $10,000 x (100% + (Basket Return + Protection Percentage)) and is calculated as follows:

Redemption Amount per $10,000 principal amount of notes = $10,000 x (100% + ((–40% + 20%))= $8,000

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Sub-Index	Initial Index Value (on Trade Date)	Final Index Value (on Valuation Date)	Weighting	Weighted Component Sub- Index Return
LBCIPB Natural Gas	69.4364	41.6618	10.00%	—0.0400
LBCIPB WTI Crude	104.0448	62.4269	5.00%	—0.0200
LBCIPB Brent Crude	102.7882	61.6729	5.00%	—0.0200
LBCIPB Gasoline	124.8300	74.8980	3.00%	—0.0120
LBCIPB Heating Oil	94.7922	56.8753	2.00%	—0.0080
LBCIPB Live Cattle	105.4617	63.2770	4.00%	—0.0160
LBCIPB Lean Hogs	105.8668	63.5201	2.00%	—0.0080
LBCIPB Wheat	194.8825	116.9295	4.00%	—0.0160
LBCIPB Corn	134.3649	80.6189	6.00%	—0.0240
LBCIPB Soybeans	142.7296	85.6378	7.00%	—0.0280
LBCIPB Soybean Oil	140.0817	84.0490	3.00%	—0.0120
LBCIPB Aluminum	103.0509	61.8305	7.50%	—0.0300
LBCIPB Copper	122.5884	73.5530	7.50%	—0.0300
LBCIPB Zinc	108.4202	65.0521	4.00%	—0.0160
LBCIPB Nickel	197.7906	118.6744	6.00%	—0.0240
LBCIPB Gold	118.2720	70.9632	9.50%	—0.0380
LBCIPB Silver	123.2873	73.9724	2.50%	—0.0100
LBCIPB Sugar	54.4007	32.6404	4.00%	—0.0160
LBCIPB Cotton	102.9430	61.7658	4.00%	—0.0160
LBCIPB Coffee	101.0169	60.6101	4.00%	—0.0160
Sum of Weighted Component Sub-Index Returns =				–0.40
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				60.0

Example 4: The Final Index Values of certain Component Sub-Indices appreciate relative to their respective Initial Index Values, while the Final Index Values of the other Component Sub-Indices depreciate relative to their respective Initial Index Values, resulting in a Final Basket Level of 110, a Basket Return of 10%, and a Redemption Amount of $11,810 per $10,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (110 – 100) / 100

The Redemption Amount per $10,000 principal amount equals $10,000 x (100% + (Basket Return x Upside Participation Rate)) and is calculated as follows:

Redemption Amount per $10,000 principal amount of notes = $10,000 x (100% + (10% x 181%)) = $11,810

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Sub-Index	Initial Index Value (on Trade Date)	Final Index Value (on Valuation Date)	Weighting	Weighted Component Sub-Index Return
LBCIPB Natural Gas	69.4364	88.0031	10.00%	0.0267
LBCIPB WTI Crude	104.0448	131.8655	5.00%	0.0134
LBCIPB Brent Crude	102.7882	130.2729	5.00%	0.0134
LBCIPB Gasoline	124.8300	103.9345	3.00%	–0.0050
LBCIPB Heating Oil	94.7922	78.9248	2.00%	–0.0033
LBCIPB Live Cattle	105.4617	133.6612	4.00%	0.0107
LBCIPB Lean Hogs	105.8668	134.1747	2.00%	0.0053
LBCIPB Wheat	194.8825	162.2609	4.00%	–0.0067
LBCIPB Corn	134.3649	170.2929	6.00%	0.0160
LBCIPB Soybeans	142.7296	118.8379	7.00%	–0.0117
LBCIPB Soybean Oil	140.0817	116.6332	3.00%	–0.0050
LBCIPB Aluminum	103.0509	130.6058	7.50%	0.0201
LBCIPB Copper	122.5884	155.3675	7.50%	0.0201
LBCIPB Zinc	108.4202	137.4108	4.00%	0.0107
LBCIPB Nickel	197.7906	164.6822	6.00%	–0.0100
LBCIPB Gold	118.2720	98.4743	9.50%	–0.0159
LBCIPB Silver	123.2873	156.2533	2.50%	0.0067
LBCIPB Sugar	54.4007	68.9470	4.00%	0.0107
LBCIPB Cotton	102.9430	130.4691	4.00%	0.0107
LBCIPB Coffee	101.0169	84.1075	4.00%	–0.0067
Sum of Weighted Component Sub-Index Returns =				0.10
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				110.0

Example 5: The Final Index Values of certain Component Sub-Indices appreciate relative to their respective Initial Index Values, while the Final Index Values of the other Component Sub-Indices depreciate relative to their respective Initial Index Values, resulting in a Final Basket Level of 80, a Basket Return of –20%, and a Redemption Amount of $10,000 per $10,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (80 – 100) / 100

The Redemption Amount per $10,000 principal amount equals $10,000, because the Basket Return was less than 0.00% but equal to the Buffer Level of 80% of the Initial Basket Level.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Sub-Index	Initial Index Value (on Trade Date)	Final Index Value (on Valuation Date)	Weighting	Weighted Component Sub-Index Return
LBCIPB Natural Gas	69.4364	12.8953	10.00%	–0.0814
LBCIPB WTI Crude	104.0448	19.3226	5.00%	–0.0407
LBCIPB Brent Crude	102.7882	165.9295	5.00%	0.0307
LBCIPB Gasoline	124.8300	201.5113	3.00%	0.0184
LBCIPB Heating Oil	94.7922	17.6043	2.00%	–0.0163
LBCIPB Live Cattle	105.4617	19.5857	4.00%	–0.0326
LBCIPB Lean Hogs	105.8668	170.8993	2.00%	0.0123
LBCIPB Wheat	194.8825	36.1925	4.00%	–0.0326
LBCIPB Corn	134.3649	216.9033	6.00%	0.0369
LBCIPB Soybeans	142.7296	26.5069	7.00%	–0.0570
LBCIPB Soybean Oil	140.0817	226.1319	3.00%	0.0184
LBCIPB Aluminum	103.0509	19.1380	7.50%	–0.0611
LBCIPB Copper	122.5884	22.7664	7.50%	–0.0611
LBCIPB Zinc	108.4202	175.0212	4.00%	0.0246
LBCIPB Nickel	197.7906	36.7325	6.00%	—0.0489
LBCIPB Gold	118.2720	190.9248	9.50%	0.0584
LBCIPB Silver	123.2873	199.0209	2.50%	0.0154
LBCIPB Sugar	54.4007	87.8183	4.00%	0.0246
LBCIPB Cotton	102.9430	19.1180	4.00%	—0.0326
LBCIPB Coffee	101.0169	163.0701	4.00%	0.0246
Sum of Weighted Component Sub-Index Returns =				–0.20
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				80.0

Example 6: The Final Index Values of certain Component Sub-Indices appreciate relative to their respective Initial Index Values, while the Final Index Values of the other Component Sub-Indices depreciate relative to their respective Initial Index Values, resulting in a Final Basket Level of 70, a Basket Return of –30%, and a Redemption Amount of $9,000 per $10,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (70 – 100) / 100

The Redemption Amount per $1,000 principal amount equals $10,000 x (100% + (Basket Return + Protection Percentage)) and is calculated as follows:

Redemption Amount per $10,000 principal amount of notes = $10,000 x (100% + (–30% + 20%))= $9,000

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Sub-Index	Initial Index Value (on Trade Date)	Final Index Value (on Valuation Date)	Weighting	Weighted Component Sub- Index Return
LBCIPB Natural Gas	69.4364	18.9615	10.00%	—0.0727
LBCIPB WTI Crude	104.0448	28.4122	5.00%	—0.0363
LBCIPB Brent Crude	102.7882	28.0691	5.00%	—0.0363
LBCIPB Gasoline	124.8300	178.1228	3.00%	0.0128
LBCIPB Heating Oil	94.7922	135.2612	2.00%	0.0085
LBCIPB Live Cattle	105.4617	28.7992	4.00%	—0.0291
LBCIPB Lean Hogs	105.8668	151.0638	2.00%	0.0085
LBCIPB Wheat	194.8825	53.2179	4.00%	—0.0291
LBCIPB Corn	134.3649	191.7284	6.00%	0.0256
LBCIPB Soybeans	142.7296	38.9762	7.00%	—0.0509
LBCIPB Soybean Oil	140.0817	38.2531	3.00%	—0.0218
LBCIPB Aluminum	103.0509	28.1408	7.50%	—0.0545
LBCIPB Copper	122.5884	33.4761	7.50%	—0.0545
LBCIPB Zinc	108.4202	154.7073	4.00%	0.0171
LBCIPB Nickel	197.7906	54.0120	6.00%	—0.0436
LBCIPB Gold	118.2720	168.7650	9.50%	0.0406
LBCIPB Silver	123.2873	175.9215	2.50%	0.0107
LBCIPB Sugar	54.4007	77.6256	4.00%	0.0171
LBCIPB Cotton	102.9430	28.1114	4.00%	—0.0291
LBCIPB Coffee	101.0169	144.1433	4.00%	0.0171
Sum of Weighted Component Sub-Index Returns =				–0.30
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				70.0

HISTORICAL COMPONENT SUB-INDEX LEVELS AND BASKET RETURN

As the Component Sub-Indices were launched on October 10, 2007, the Component Sub-Indices have little or no trading history and very limited actual historical information on the performance of the Component Sub-Indices is available. The following graphs show, for each Component Sub-Index, (a) hypothetical daily historical levels for that Component Sub-Index from October 25, 2002, to October 10, 2007, calculated based on the level for the Component Sub-Index that was set to 100 on June 30, 2006, and using the same objective criteria as will be used by the Component Sub-Index going forward, as well as actual observable data for the Index Contract underlying that Component Sub-Index, (b) actual historical levels for each that Component Sub-Index from October 10, 2007, to October 26, 2007.

As described below in “The Lehman Brothers Commodity Index—Pure Beta Component Sub-Indices” below, each Component Sub-Index is a single-commodity sub-index of, and follows the methodologies of, the LBCI Pure Beta (except for the LBCI Pure Beta Brent, which is the LBCI Pure Beta variant of the LBCI Brent). The LBCI Pure Beta is itself a variant of the general LBCI and differs from the general LBCI in certain significant ways, including as to the re-allocation methodologies. For a description of these differences, see “The Lehman Brothers Commodity Index–Pure Beta” below. For comparison purposes only, the following graphs also show the hypothetical and actual daily historical levels of the single-commodity excess return sub-indices of the general LBCI and of the LBCI Brent (collectively, the “LBCI sub-indices”) that correspond to each Component Sub-Index. The LBCI sub-index levels in the graphs below reflect (a) hypothetical daily historical levels from October 25, 2002 to July 1, 2006 (except that, for LBCI Brent, the hypothetical daily historical levels are from October 25, 2002 to July 12, 2007), calculated based on the level for the LBCI sub-index that was set to 100 on June 30, 2006, and using the same objective criteria used by the LBCI sub-index going forward, as well as actual observable data for the Index Contract underlying that LBCI sub-index and (b) actual historical levels for the LBCI sub-index from July 1, 2006 to October 26, 2007 (except that, for LBCI Brent, the actual historical levels are from July 12, 2007 to October 26, 2007).

Neither the hypothetical nor actual historical levels of the Component Sub-Indices are necessarily indicative of the future performance of the Component Sub-Indices, the Final Index Values of each Component Sub-Index, or what the value of the notes may be. Fluctuations in the levels of the Component Sub-Indices make it difficult to predict whether the Final Index Values will exceed the Initial Index Values, or whether the Redemption Amount on the notes will reflect a positive return or only the repayment of the principal invested. Fluctuations in the hypothetical or actual historical levels of the Component Sub-Indices may be greater or lesser than fluctuations experienced by the holders of the notes.

The following chart shows the hypothetical daily historical Basket Return based on the hypothetical composite performance of the Index Values for the Component Sub-Indices, using (a) hypothetical daily historical levels for each of the Component Sub-Indices from October 25, 2002, to October 10, 2007, calculated based on the level of each Component Sub-Index that was set to 100 on June 30, 2006, and using the same objective criteria as will be used by each of the Component Sub-Indices going forward, as well as actual observable data for the Index Contracts, (b) actual historical levels for each the Component Sub-Indices from October 10, 2007, to October 26, 2007. For purposes of illustration only, the Basket Return shown in the chart below was based on an Initial Basket Level indexed to a level of 0.0 on October 25, 2002, based upon the Index Values for the Component Sub-Indices on that day, and the composite value of the Component Sub-Indices on any subsequent day was obtained by using the calculation of the Basket Return described above.

Under the terms of the Notes and for purposes of calculating the Redemption Amount, the initial Basket Level will be indexed to a level of 0.0 on the Trade Date, based on the Initial Index Values for the Component Sub-Indices on the Trade Date.

THE LEHMAN BROTHERS COMMODITY INDEX—
PURE BETA COMPONENT SUB-INDICES

Each Component Sub-Index, other than LBCI Pure Beta Brent, represents a single-commodity excess return element of the LBCI Pure Beta, and is comprised solely of the individual Index Contract on the Relevant Exchange.

For a description of how contracts are selected for the LBCI and LBCI Pure Beta (other than LBCI Pure Beta Brent and LBCI Brent) and a discussion of the LBCI and LBCI Pure Beta in general (including the forward allocations, the LBCI Contract Calendar and the calculation of liquidity factors), see below under “The Lehman Brothers Commodity Index—Pure Beta” and “The Lehman Brothers Commodity Index”. For details relating LBCI Brent and LBCI Pure Beta Brent, see “LBCI Pure Beta Brent” below.

As summarized below and described in greater detail under “The Lehman Brothers Commodity Index—Pure Beta” below, the methodologies for, and calculation of the return for, each Component Sub-Index is the same in all respects to the LBCI Pure Beta except that each Component Sub-Index is a single-commodity component of the LBCI Pure Beta (other than LBCI Pure Beta Brent, which is the LBCI Pure Beta variant of the LBCI Brent), and therefore the daily index weighting of that Component Sub-Index is always 100%. Each Component Sub-Index was launched on October 10, 2007, in conjunction with the launch of the LBCI Pure Beta, and the level of each Component Sub-Index was set to 100 as of June 30, 2006, to correspond to the level of each single-commodity excess return sub-indices of the general LBCI (and LBCI Brent), each of which was also set to 100 on June 30, 2006.

Calculation of the Daily Index Level

Each Component Sub-Index reflects the notional excess returns of an unleveraged investment in the corresponding Index Contract following the LBCI Pure Beta re-allocation methodology described under “The Lehman Brothers Commodity Index—Pure Beta” below. The “excess returns” of the Index are the combined return of spot price movements and roll yield associated with the Index Contract, each as discussed below. The final level for each Component Sub-Index for each LBCI Business Day (as defined below under “Lehman Brothers Commodity Index—Overview”) is published on LehmanLive and Bloomberg. The Bloomberg symbols are as follows:

COMPONENT SUB-INDEX	BLOOMBERG SYMBOL

LBCIPB Natural Gas	LPNGER
LBCIPB WTI Crude	LPCLER
LBCIPB Brent Crude	LPCOER
LBCIPB Gasoline	LPUGER
LBCIPB Heating Oil	LPHOER
LBCIPB Live Cattle	LPLCER
LBCIPB Lean Hogs	LPLHER
LBCIPB Wheat	LPBWER
LBCIPB Corn	LPBCER
LBCIPB Soybeans	LPBSER
LBCIPB Soybean Oil	LPBOER
LBCIPB Aluminum	LPIAER
LBCIPB Copper	LPLPER
LBCIPB Zinc	LPLXER
LBCIPB Nickel	LPLNER
LBCIPB Gold	LPGDER
LBCIPB Silver	LPSIER
LBCIPB Sugar	LPSBER
LBCIPB Cotton	LPCTER
LBCIPB Coffee	LPKCER
LBCIPB Natural Gas	LPNGER

Quarterly Re-Allocation to Forward Allocations

Each Component Sub-Index re-allocates on a quarterly basis to one of twelve series of forward contracts in the standard LBCI Contract Calendar of successive one-month increments, or “Forward Allocations”. The next Forward Allocation for each commodity is selected quarterly on the 22nd of each January, April, July and October (or if the 22nd is not an LBCI Business Day, the next LBCI Business Day) (each such day a “Re-allocation Date”), and the selection is based on the correlations in the immediately preceding quarterly period ending on the Re-allocation Date between the daily Forward Allocation Returns for each of the then-active contracts in the twelve Forward Allocations for that commodity, and the daily Effective Spot Price Returns for that commodity, each as described below under “The Lehman Brothers Commodity Index–Pure Beta–Quarterly Re-Allocation to Forward Allocations”.

Re-Allocation Roll Mechanics

Once a Forward Allocation has been selected for an Index Contract on a Re-allocation Date using the methodology above, the Component Sub-Index then rolls between the previous Forward Allocation and the new Forward Allocation. The roll period for the Forward Allocations will begin on the first LBCI Business Day after the Re-Allocation Date (that is, the 23rd of each January, April, July and October, unless such day is not an LBCI Business Day) and continue for ten LBCI Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the active (or “prompt”) contract in the current Forward Allocation to the contract in the new Forward Allocation in 10% daily increments. During the re-allocation roll, the return for each Index Contract will be a composite of the prompt Index Contract under the previous Forward Allocation and the prompt Index Contract under the new Forward Allocation, weighted by the percentage that has been rolled at the end of the applicable LBCI Business Day. The quarterly re-allocation roll, however, also overlaps the monthly roll mechanic under which the Index Contracts are rolled forward to a new contract as they approach their settlement date. The result, therefore, is a blending of the roll periods for each of the Index Contracts during each quarterly re-allocation roll period. See “The Lehman Brothers Commodity Index—LBCI Return Calculation—Commodity Roll Mechanics” and “The Lehman Brothers Commodity Index–Pure Beta–Re-Allocation Roll Mechanics” below.

THE LEHMAN BROTHERS COMMODITY INDEX—PURE BETA

Overview

The Lehman Brothers Commodity Index—Pure Beta was launched on October 10, 2007 (the “LBCI Pure Beta”) and is a variant of the general LBCI, which was launched by Lehman Brothers Inc. on July 1, 2006. The initial level of each of the LBCI and the LBCI Pure Beta was set to 100 as of June 30, 2006. The LBCI Pure Beta is a rules-based index that provides exposure to the same 20 exchange-traded futures contracts (the “Index Contracts”) on physical commodities that comprise the LBCI, but modified to apply a re-allocation methodology that seeks both to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others, and to underweight commodities that have been in contango and overweight commodities in backwardation, offering the potential to reduce negative roll yield. Roll yield arises from the differential between the price levels of the futures contracts that an index rolls out of and those it rolls into. The LBCI and other traditional commodity indices tend to roll into “next nearby” futures contracts whereas the contracts that comprise the LBCI Pure Beta may be rolled forward into more distant contract expirations using certain allocation rules described below.

Except as discussed below, the LBCI Pure Beta is equivalent in characteristics and methodologies to the general LBCI. For further information on these characteristics and methodologies, see “The Lehman Brothers Commodity Index” below.

Index Composition and Index Contract Selection

The Index Contracts included in the LBCI Pure Beta in any year will be the same Index Contracts included in the general LBCI, which Index Contracts in turn are selected based on the liquidity criteria described in “The Lehman Brothers Commodity Index—Commodity Selection and Weights—Selecting Commodities for the LBCI Based on Liquidity”.

The 20 commodities currently represented by Index Contracts in both the LBCI generally and the LBCI Pure Beta are: crude oil, heating oil, natural gas, gasoline, aluminum, copper, nickel, zinc, gold, silver, lean hogs, live cattle, corn, soybean, soybean meal, soybean oil, wheat, coffee, cotton and sugar. The LBCI and LBCI Pure Beta each contain four major sectors: energy, metals, agriculture, and livestock. Within metals, there are additional sub-sectors for industrial metals and precious metals. Within agriculture there are sub-sectors for grains and softs.

Quarterly Re-Allocation to Forward Allocations

The principal difference between the LBCI Pure Beta and the general LBCI is the applicable Index Contracts in which the index is invested from time to time, and the fact that the LBCI Pure Beta re-allocates on a quarterly basis to potentially different Index Contract months. In particular, while the general LBCI at any given time is comprised of the next nearby futures contracts on the included commodities, or the next nearby contract in which there is sufficient liquidity (as described under “The Lehman Brothers Commodity Index—LBCI Return Calculations—Commodity Roll Mechanics” below), the LBCI Pure Beta re-allocates the Index Contract for each commodity in which it is invested on a quarterly basis to one of the eligible contracts for the next twelve consecutive months under the LBCI Contract Calendar,  following the “Forward Allocation” methodology described below.

In the LBCI Pure Beta, the next Forward Allocation for each commodity is selected quarterly on the 22nd of each January, April, July and October (or if the 22nd is not an LBCI Business Day, the next LBCI Business Day) (each such day a “Re-allocation Date”), and the selection is based on the correlations between the daily Forward Allocation Returns for each of the then-active contracts in the twelve Forward Allocations for that commodity, and the daily Effective Spot Price Returns for that commodity, in each case as described below, in the immediately preceding quarterly period ending on the Re-allocation Date.

Forward Allocations

Each Forward Allocation represents a series of forward contracts in the standard LBCI Contract Calendar of successive one-month increments up to a limit of 12 months (with Forward Allocation 1 being the series starting with the then-active forward contract in the standard LBCI Contract Calendar). For a description of the LBCI Contract Calendar, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—LBCI Contract Calendar”. In effect, for any given commodity futures contract in the LBCI in any given month, Forward Allocation 1 of the LBCI Pure Beta will reference the series of contracts in which the general LBCI is invested, while Forward Allocations 2 through 12 will reference those series of contracts in which the general LBCI will be invested beginning in each of the next 11 succeeding months.

For instance, below is the standard roll schedule for Natural Gas under the LBCI Contract Calendar (represented by the Henry Hub natural gas contracted traded on NYMEX under ticker symbol “NG”):

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)
NG Regular LBCI Roll	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Based on the standard LBCI Contract Calendar above, the following table indicates each of Forward Allocations 1 through 12 of the NG contract, illustrating how each of the Forward Allocations is a shifting series of forward contracts in the regular LBCI Contract Calendar of successive one-month increments. Note that, under the general LBCI Contract Calendar, contracts are rolled on a monthly basis (when applicable) on the sixth through tenth LBCI Business Days in each month. Thus for purposes of determining Forward Allocations in the LBCI Pure Beta, which as stated above are evaluated on the 22nd of each January, April, July and October (or if the 22nd is not an LBCI Business Day, the next LBCI Business Day), the applicable contract in the Forward Allocation will always be the second contract of any monthly pair in the LBCI Contract Calendar.

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)
NG Regular LBCI Roll	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Forward Allocation 1	H	J	K	M	N	Q	U	V	X	Z	F	G
Forward Allocation 2	J	K	M	N	Q	U	V	X	Z	F	G	H
Forward Allocation 3	K	M	N	Q	U	V	X	Z	F	G	H	J
Forward Allocation 4	M	N	Q	U	V	X	Z	F	G	H	J	K
Forward Allocation 5	N	Q	U	V	X	Z	F	G	H	J	K	M
Forward Allocation 6	Q	U	V	X	Z	F	G	H	J	K	M	N
Forward Allocation 7	U	V	X	Z	F	G	H	J	K	M	N	Q
Forward Allocation 8	V	X	Z	F	G	H	J	K	M	N	Q	U
Forward Allocation 9	X	Z	F	G	H	J	K	M	N	Q	U	V
Forward Allocation 10	Z	F	G	H	J	K	M	N	Q	U	V	X
Forward Allocation 11	F	G	H	J	K	M	N	Q	U	V	X	Z
Forward Allocation 12	G	H	J	K	M	N	Q	U	V	X	Z	F

For instance, if as of March the active contract in the standard LBCI Contract Calendar is the May contract (K), in Forward Allocation 3 the active contract in March is the July contract (N) (the contract the general LBCI would be invested in for May) and in Forward Allocation 5 the active contract in March is the September contract (U) (the contract the general LBCI would be invested in for July).

Selection of the Applicable Forward Allocation

As stated above, the LBCI Pure Beta re-allocates among Forward Allocations quarterly on each Re-allocation Date, with the applicable Forward Allocation determined individually for each commodity represented in the LBCI Pure Beta. The Forward Allocation selected for each commodity is determined based on the correlations between (1) the daily Forward Allocation Returns for each of the Index Contracts that are the then-active contracts under each of the twelve Forward Allocations for that commodity, and (2) the daily Effective Spot Price Returns for that commodity. The calculations for the daily Forward Allocation Returns and the daily Effective Spot Price Return for any commodity are described below.

The applicable quarterly period is in each case the period from and including the first LBCI Business Day following the last Re-allocation Date to and including the current Re-allocation Date.

Effective Spot Price Return

The Effective Spot Price Return for any Index Contract is calculated on each LBCI Business Day, and for any LBCI Business Day is equal to the appreciation and/or depreciation in the Effective Spot Price from the price on the first LBCI Business Day in the trailing 3-month period ending on the applicable LBCI Business Day to the price on the applicable LBCI Business Day.

For purposes of calculating the Effective Spot Price Return for any commodity as described above, the Effective Spot Price for any LBCI Business Day is the weighted average price calculated using each Index Contract for that commodity in the 0- to 12-month measurement period (that is, the next nearby month contract plus the contract for each of the next 11 months). The weighted average spot price for each Index Contract is equal to the sum of the weighted prices of each contract month being priced. The weighted price of each monthly contract is determined by multiplying the spot price for a given month by a quotient equal to the total dollar amount invested in that month’s contract, or that contract’s “Open Interest,” divided by the total Open Interest in the contracts for all months being priced. The Open Interest data for each Index Contract is provided by the relevant exchange for that Index Contract. In the case of Index Contracts trading on the LME (London Metals Exchange), i.e. Aluminum, Zinc, Nickel and Copper, the “Open Interest” is equally distributed across the 12 months measurement period due to the fact that the LME does not provide daily contract OI values. This means that the OI weight for each contract will be 8.33%.

Prices used to calculate any Effective Spot Price or Effective Spot Price Return on or as of any LBCI Business Day will be the closing prices for the applicable months of each Index Contract on that Index Contract’s relevant exchange on that day.

Forward Allocation Return

Like the Effective Spot Price Return, the Forward Allocation Return for each of Forward Allocations 1 through 12 is calculated on each LBCI Business Day, and for any LBCI Business Day is equal to the appreciation and/or depreciation in the spot price for the then-active contract in the applicable Forward Allocation from the price on the first LBCI Business Day in the trailing 3-month period ending on the applicable LBCI Business Day to the price for the active contract on the applicable LBCI Business Day.

The Forward Allocation Return is an “excess” return because the change in the two relevant prices will include both changes in spot price for the contract under the given Forward Allocation and the roll yield for any roll between contract months under that Forward Allocation during the trailing 3-month period (calculated as if that contract was being rolled in accordance with the LBCI Contract Calendar).

Prices used to calculate any Forward Allocation Return on or as of any LBCI Business Day will be the closing prices for the applicable contract on that contract’s relevant exchange on that day.

Tracking Mark

On each Re-allocation Date, a correlation value, or “Tracking Mark,” for each Forward Allocation for a commodity is calculated between the daily Forward Allocation Returns for that Forward Allocation and the daily Effective Spot Price Returns for that commodity, in each case, for the applicable 3-month trailing period. Index Contracts in which the trailing 3-month average Open Interest in the relevant futures contract as of the Re-allocation Date is less than 7.0% of the trailing 3-month average total Open Interest for each of the 0- to 12-month Index Contracts are excluded from Tracking Mark calculations and from consideration under the quarterly re-allocation. This limitation is designed to ensure there is sufficient liquidity to support an investment in the futures contracts within the selected Forward Allocation.

The Forward Allocation into which the LBCI Pure Beta will be invested for the next quarterly period will be the Forward Allocation with the highest Tracking Mark that also satisfies the following rules:

•            For a Forward Allocation to be selected (1) the immediately preceding Forward Allocation must have a lower Tracking Mark and (2) the succeeding Forward Allocations must have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark.

•            If Forward Allocation 1 has the highest Tracking Mark and all succeeding Forward Allocations have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark, Forward Allocation 1 would be selected.

•            If none of the preceding conditions are satisfied (i.e. if Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12) then the LBCI Pure Beta will allocate to Forward Allocation 12.

The graphs below illustrate the application of the section rules above on a given Re-Allocation Date for a hypothetical set of Tracking Marks.

In Figure 1, Forward Allocation 6 would be selected, as it is the Forward Allocation with the highest Tracking Mark preceded by a Forward Allocation with a lower Tracking Mark and followed by Forward Allocations with sequentially lower Tracking Marks:

Figure 1

Source: Lehman Brothers

In Figure 2, Forward Allocation 12 would be selected, because Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12. As a result, there is no earlier Forward Allocation that is followed by Forward Allocations with Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark:

Figure 2

The following table indicates the Forward Allocations for each Index Contract in which the LBCI Pure Beta was invested for each quarterly re-allocation from and including the quarterly period beginning on the first LBCI Business Day after the October 25, 2000 Re-allocation Date to and including the current quarterly re-allocation period that begins on the first LBCI Business Day after the October 22, 2007 Re-allocation Date.

	Energy				Industrial Metals				Precious Metals
Period	WTI Crude Oil	Natural Gas	Gasoline	Heating Oil	Aluminum	Copper	Nickel	Zinc	Gold	Silver
Beginning	CL	NG	RB	HO	LA	LP	LN	LX	GC	SI
1/2/2001	2	4	3	2	11	6	6	6	4	1
1/24/2001	3	4	2	4	11	8	9	9	1	1
4/25/2001	3	1	4	4	9	6	5	6	3	3
7/25/2001	2	6	3	7	9	10	7	8	3	4
10/24/2001	4	7	1	6	7	7	10	7	3	2
1/24/2002	3	4	5	4	6	7	7	7	1	1
4/24/2002	3	8	4	4	8	6	4	9	2	3
7/24/2002	2	7	4	6	8	5	7	7	3	3
10/24/2002	1	5	2	5	7	5	7	7	3	2
1/24/2003	4	3	1	4	8	9	7	8	1	3
4/24/2003	2	8	4	3	6	10	6	6	2	3
7/24/2003	2	6	2	5	6	7	6	6	6	5
10/24/2003	2	3	3	3	6	11	6	5	2	4
1/26/2004	2	2	2	3	5	9	7	8	2	2
4/26/2004	2	2	1	1	7	9	7	7	2	8
7/26/2004	4	5	3	1	5	6	5	8	1	6
10/26/2004	2	4	4	2	5	6	6	6	3	4
1/26/2005	1	3	5	2	6	6	8	8	2	2
4/26/2005	3	8	2	1	7	7	7	6	2	2
7/26/2005	2	7	3	1	5	7	6	6	4	6
10/26/2005	3	6	4	5	6	6	8	7	2	3
1/25/2006	3	1	4	3	6	6	7	7	2	3
4/26/2006	3	9	2	2	6	11	7	7	2	3
7/26/2006	2	8	4	2	7	7	9	6	4	5
10/25/2006	3	6	1	2	6	7	8	6	4	4
1/24/2007	3	3	1	2	5	8	7	6	1	1
4/25/2007	3	1	3	3	7	6	6	5	8	8
7/25/2007	3	8	2	3	8	7	7	7	4	5
10/24/2007	4	7	2	2	4	7	1	8	2	4

	Agriculture								Livestock
Period	Soybeans	Corn	Soybean Meal	Wheat	Soybean Oil	Coffee	Cotton	Sugar	Live Cattle	Lean Hogs
Beginning	S	C	SM	W	BO	KC	CT	SB	LC	LH
1/2/2001	3	4	3	4	3	4	4	6	10	4
1/24/2001	6	3	5	4	5	3	4	4	10	3
4/25/2001	7	3	5	2	1	4	6	6	4	3
7/25/2001	3	6	5	5	5	4	2	4	5	3
10/24/2001	2	2	4	4	4	4	2	3	5	1
1/24/2002	6	3	5	1	4	4	3	4	6	3
4/24/2002	2	4	6	3	5	3	7	6	6	2
7/24/2002	2	6	2	2	4	4	5	5	5	4
10/24/2002	3	2	2	3	1	4	3	5	5	3
1/24/2003	5	3	7	3	4	2	4	2	4	2
4/24/2003	4	3	4	3	6	1	3	1	1	2
7/24/2003	3	3	1	2	1	3	5	5	5	5
10/24/2003	3	3	3	2	3	4	4	4	3	3
1/26/2004	3	3	4	2	4	2	4	4	4	4
4/26/2004	4	2	4	2	3	2	2	4	3	2
7/26/2004	5	3	5	4	5	4	4	4	4	3
10/26/2004	3	2	3	2	4	3	1	3	3	3
1/26/2005	4	4	5	2	5	2	4	2	4	3
4/26/2005	6	6	3	2	2	2	2	4	1	3
7/26/2005	2	6	2	5	2	4	2	2	5	4
10/26/2005	2	2	3	4	2	4	4	6	2	4
1/25/2006	2	3	6	2	2	1	4	2	2	4
4/26/2006	4	8	4	8	4	1	2	2	1	2
7/26/2006	2	2	1	2	3	4	6	2	4	4
10/25/2006	2	4	1	3	2	4	3	6	1	3
1/24/2007	1	1	2	3	2	4	2	4	3	4
4/25/2007	4	7	4	4	5	2	8	4	1	4
7/25/2007	2	4	4	6	4	4	5	3	4	5
10/24/2007	2	4	3	2	3	3	4	1	3	4

Source:  Lehman Brothers. Data from 1/2/2001 through 10/26/2007. Forward Allocations determined on the October 22, 2007, Re-allocation Date are currently being implemented through the Forward Allocation Role discussed below.

Re-Allocation Roll Mechanics

Once a Forward Allocation has been selected for each Index Contract on a Re-allocation Date using the methodology above, the LBCI Pure Beta then rolls between the previous Forward Allocations and the new Forward Allocations. The Forward Allocation roll is conducted similarly to the monthly contract roll under the LBCI and LBCI Pure Beta (as described below and under “The Lehman Brothers Commodity Index—LBCI Return Calculations—Commodity Roll Mechanics” below), subject to the differences described below.

The roll period for the Forward Allocations will begin on the first LBCI Business Day after the Re-Allocation Date (that is, the 23rd of each January, April, July and October, unless such day is not an LBCI Business Day) and last for ten LBCI Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the active (or “prompt”) contract in the current Forward Allocation to the prompt contract in the new Forward Allocation in 10% daily increments. During the re-allocation roll, the return for each Index Contract will be a composite of the prompt Index Contract under the previous Forward Allocation and the active Index Contract under the new Forward Allocation, weighted by the percentage that has been rolled at the end of the applicable LBCI Business Day. Accordingly, during the re-allocation roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

LBCI Business Day	Current Forward Allocation	New Forward Allocation

1st Index Business Day after 22nd	100%	0%
2nd Index Business day after 22nd	90%	10%
3rd Index Business day after 22nd	80%	20%
4th Index Business day after 22nd	70%	30%
5th Index Business day after 22nd	60%	40%
6th Index Business day after 22nd	50%	50%
7th Index Business day after 22nd	40%	60%
8th Index Business day after 22nd	30%	70%
9th Index Business day after 22nd	20%	80%
10th Index Business day after 22nd	10%	90%
11th Index Business day after 22nd	0%	100%

At the end of the tenth following LBCI Business Day, the prompt contract under the previous Forward Allocation will have been fully rolled into the new Forward Allocation, which Forward Allocation will then be utilized to calculate the excess returns on the LBCI Pure Beta until the next Re-allocation Date.

Similar to the monthly contract roll, a number of market circumstances can lead to an adjustment in the re-allocation roll process. If any of these market disruption events occurs on any of the days during the roll period, then the proportion of the roll that would have taken place on that day is skipped. For a further discussion of such circumstances, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—Adjustments to the Contract Roll Process” below.

LBCI PB Index Commodity Roll Mechanics

During any month in which an the Index Contract is scheduled to roll, the roll period will begin at the end of the first LBCI Business Day in that month and last for ten LBCI Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the first Index Contract in the relevant Forward Allocation to the second Index Contract in the relevant Forward Allocation (i.e., the Index Contract with the next nearest expiration) in 10% daily increments. The daily price of the Index Contract during the roll period, as well as the previous day’s price of the Index Contract against which the appreciation or depreciation of the daily Index Contract price is measured, therefore will each be a composite price of the then-current Index Contract within the relevant Forward Allocation and the next Index Contract within the relevant Forward Allocation weighted by the percentage that has been rolled at the end of the previous LBCI Business Day. Accordingly, during the roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

•                  On the first LBCI Business Day of the relevant month, Index Contract excess returns will reflect 100% of the price movements of the current Index Contract in the relevant Forward Allocation. At the end of that LBCI Business Day, 10% of the current Index Contract in the relevant Forward Allocation will be rolled to the next Index Contract in the relevant Forward Allocation.

•                  At the beginning of the second LBCI Business Day in that month, the excess returns on the Index Contract will reflect a contract “basket” containing 90% of the current Index Contract in the relevant Forward Allocation and 10% of the next Index Contract in the relevant Forward Allocation at the start of that day. Excess returns will be calculated on this “basket”. At the end of that second LBCI Business Day, an additional 10% is rolled.

•                  For the third LBCI Business Day, the “basket” will consist of 80% of the current Index Contract in the relevant Forward Allocation / 20% next Index Contract in the relevant Forward Allocation.

•                  For the fourth LBCI Business Day, the “basket” will consist of 70% of the current Index Contract in the relevant Forward Allocation / 30% next Index Contract in the relevant Forward Allocation.

•                  For the fifth LBCI Business Day, the “basket” will consist of 60% of the current Index Contract in the relevant Forward Allocation / 40% next Index Contract in the relevant Forward Allocation.

•                  For the sixth LBCI Business Day, the “basket” will consist of 50% of the current Index Contract in the relevant Forward Allocation / 50% next Index Contract in the relevant Forward Allocation.

•                  For the seventh LBCI Business Day, the “basket” will consist of 40% of the current Index Contract in the relevant Forward Allocation / 60% next Index Contract in the relevant Forward Allocation.

•                  For the eighth LBCI Business Day, the “basket” will consist of 30% of the current Index Contract in the relevant Forward Allocation / 70% next Index Contract in the relevant Forward Allocation.

•                  For the ninth LBCI Business Day, the “basket” will consist of 20% of the current Index Contract in the relevant Forward Allocation / 80% next Index Contract in the relevant Forward Allocation.

•                  At the end of the tenth LBCI Business Day of the relevant month, 100% of the current Index Contract in the relevant Forward Allocation will have been fully rolled into the next Index Contract in the relevant Forward Allocation, which then becomes the new current contract until the next roll period.

Returns on an Index Contract on and after the tenth LBCI Business Day in a month in which it is rolled will comprise 100% of the new Index Contract in the relevant Forward Allocation contract that has just been fully rolled into (which was formerly the next Index Contract in the relevant Forward Allocation at the start of that month).

LBCI Pure Beta Return Calculations

Once the LBCI Pure Beta is invested in a given Forward Allocation for each Index Contract, monthly rolls for that Index Contract will follow the general LBCI Contract Calendar until the next Re-allocation Date, except that the contract months from and into which the Index Contract rolls will be those corresponding to the new Forward Allocation selected on the applicable Re-allocation Date and will follow the LBCI PB Index roll methodology described in “LBCI PB Index Commodity Roll Mechanics” above.

The returns for the LBCI Pure Beta are calculated in the same manner as for the general LBCI, as described under “The Lehman Brothers Commodity Index—LBCI Return Calculations”, except that (a) the spot return for a commodity Forward Allocation on any day other than during a roll period will equal the spot return on the then-active contract under the Forward Allocation, and (b) during a roll period, the roll yield on the commodity Forward Allocation will be the roll yield from rolling between the applicable contracts under the Forward Allocation.

LBCI Pure Beta Initial Annual and Daily Weightings

The LBCI Pure Beta will inherit the liquidity factors determined for the general LBCI each January, and these liquidity factors will be rolled into the LBCI Pure Beta during the January LBCI monthly roll in the same manner as for the LBCI. See “The Lehman Brothers Commodity Index—Calculating Commodity Liquidity Factors and LBCI Weights” below. However, the LBCI Pure Beta does not re-balance to the initial target weights determined for the applicable Index Contracts in the general LBCI (other than the initial target weights at inception of the LBCI Pure Beta and general LBCI on January 1, 2001), nor does the LBCI Pure Beta re-weight or re-balance on any quarterly Re-allocation Date.

As with the general LBCI, the liquidity factors will remain constant for the LBCI Pure Beta, but similar to the general LBCI, the daily LBCI Pure Beta weightings will adjust throughout the year. However, the daily weightings for the LBCI Pure Beta will not be determined in relation to the prices of the underlying Index Contracts, but rather in relation to the levels of the applicable component excess return sub-indices for each Index Contract (with the level of each sub-index including the excess return associated with an investment in that Index Contract.

As a result of the foregoing, the weightings of the component commodities in the LBCI Pure Beta will differ from those in the general LBCI, perhaps substantially. The following table shows the daily weightings for both the LBCI Pure Beta and general LBCI at September 30, 2007. These daily weightings are not necessarily indicative of the future daily weightings of any particular Index Contract, commodity or sector in either the LBCI Pure Beta or the LBCI.

Figure 3. Daily Weights at September 30, 2007

Sector & Commodity Selection			Daily LBCI Weights	Daily LBCI Pure Beta Weights at September
Sector/Commodity	Contract	Exch.	at September 30, 2007	30, 2007
Energy			58.99%	64.47%
Crude Oil	West Texas Intermediate	NYM	32.88%	36.28%
Natural Gas	Henry Hub Natural Gas	NYM	11.41%	9.25%
Unleaded Gas	NY Harbor/RBOB (1)	NYM	6.46%	10.29%
Heating Oil	No. 2 Heating Oil NY	NYM	8.24%	8.65%
Metals			22.46%	21.12%
Industrial Metals			14.69%	16.03%
Aluminum	High Grade Primary Aluminum	LME	3.61%	3.45%
Copper	Copper - Grade A	LME	8.80%	9.90%
Nickel	Primary Nickel	LME	1.07%	1.67%
Zinc	Special High Grade Zinc	LME	1.21%	1.01%
Precious Metals			7.77%	5.09%
Gold	Gold	CMX	6.12%	4.00%
Silver	Silver	CMX	1.65%	1.09%
Agricultural			16.20%	14.41%
Grains			13.35%	9.74%
Soybeans	Soybeans	CBT	5.87%	5.65%
Corn	Corn	CBT	2.37%	0.87%
Soybean Meal	Soybean Meal	CBT	1.54%	1.55%
Wheat	Chicago	CBT	2.54%	0.96%
Soybean Oil	Soybean Oil	CBT	1.03%	0.71%
Softs			2.85%	1.46%
Coffee	Coffee “C”	NYBOT	1.08%	0.27%
Cotton	Cotton #2	NYBOT	0.82%	0.29%
Sugar	World Sugar #11	NYBOT	0.95%	0.90%
Livestock			2.35%	3.21%
Live Cattle	Live Cattle	CME	1.52%	1.42%
Lean Hogs	Lean Hogs	CME	0.84%	1.79%

		Total	100.00%	100.00%

Source: Lehman Brothers Inc., 2007

LBCI PURE BETA BRENT

LBCI Pure Beta Brent is the LBCI Pure Beta variant of the LBCI Brent, and is equivalent in all respects as to its characteristics and methodologies to the other Component Sub-Indices. For further information on these characteristics and methodologies, see “The Lehman Brothers Commodity Index—Pure Beta Component Sub-Indices” above.

The LBCI Brent is a single-commodity index that represents an interest in the Brent Crude oil contract (the “Brent Crude Contract”), and follows the same methodologies as, the LBCI, including as to the Index Contract calendar and roll schedule, monthly roll periods, performance calculation and disruption events. For further information on these characteristics and methodologies, see “The Lehman Brothers Commodity Index” below.. The Brent Crude Contract trades on the Inter Continental Exchange under the symbol “SC”. The LBCI Brent was launched on July 12, 2007, and its initial level was set to 100 as of June 30, 2006, to correspond to the initial levels of the general LBCI and each sub-index of the LBCI, each of which were set to 100 as of that date. The LBCI Pure Beta Brent was launched on October 10, 2007, in conjunction with the launch of the LBCI Pure Beta, and its level was set to 100 as of June 30, 2006, to correspond to the level of the LBCI Brent set to 100 as of that date.

The LBCI Brent and the LBCI Pure Beta Brent each reflects the excess returns that are potentially available through an unleveraged investment in the Brent Crude Contract. The “excess returns” of each of the LBCI Brent and the LBCI Pure Beta Brent are the combined return of spot price movements and roll yield associated with the Brent Crude Contract. The final level of the LBCI Brent is published daily on Bloomberg Page LBCOER and LehmanLive, and the final level of the LBCI Pure Beta Brent is published daily on Bloomberg Page LPCOER and LehmanLive. For further detail relating to the excess returns on the LBCI Brent and the LBCI Pure Beta Brent, as well as the mechanics of the contract roll process for the LBCI, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—Commodity Roll Mechanics” below.

The LBCI Brent

The LBCI Contract Calendar specifies which Index Contracts (by settlement month) are used to calculate the LBCI returns for each monthly reporting period. The contract calendar and roll schedule for Brent Crude is the same as the contract calendar and roll schedule for the Crude Oil West Texas Intermediate contract under the general LBCI Contract Calendar, except that the Brent Crude Contract is always one month ahead of the contract for Crude Oil West Texas Intermediate. So, for example, if the current contract for Crude Oil West Texas Intermediate is the January/February contract, the current contract for Brent Crude would be February/March. For further information on the LBCI Contract Calendar, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—LBCI Contract Calendar”.

THE LEHMAN BROTHERS COMMODITY INDEX

Overview

Lehman Brothers Inc. launched the Lehman Brothers Commodity Index (“LBCI”), which includes the LBCI Total Return and LBCI Excess Return (see “—LBCI Return Calculations” below) on July 1, 2006. The LBCI is a rules-based index of commodities futures that uses liquidity as the primary criterion for commodity selection and weights. The LBCI includes commodities with an average daily dollar trading volume exceeding $250 million (or $1 billion for industrial metals traded on the London Metals Exchange) over the previous three years as of November 30. The LBCI currently is composed of the prices of 20 exchange-traded futures contracts (the “Index Contracts”) on physical commodities. A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, please see “The Commodity Futures Markets” below. The commodities currently included in the LBCI are: crude oil, heating oil, natural gas, unleaded gas, aluminum, copper, nickel, zinc, gold, silver, lean hogs, live cattle, corn, soybean, soybean meal, soybean oil, wheat, coffee, cotton and sugar.

The LBCI contains four major sectors: energy, metals, agriculture, and livestock. Within metals, there are additional sub-sectors for industrial metals and precious metals. Within agriculture there are sub-sectors for grains and softs. Each of these sector indices represents the liquidity weighted returns of its commodity components.

The LBCI Total Return is a total return index, reflecting the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts (together, the “excess return”), together with the interest return on a hypothetical fully collateralized investment in the Index Contracts. The LBCI Excess Return, by contrast, is an excess return index, reflecting the excess return associated with the underlying Index Contracts without any return on collateral. For a description of calculation of the excess return and total return, see below under “—LBCI Return Calculations”. Lehman Brothers Inc. has also developed and calculates a number of sub-indices representing components of the LBCI, as well as certain variations of the LBCI or its sub-indices reflecting weightings of the component Index Contracts that are different from the annual weighting assigned of the LBCI generally (or the sub-indices of the LBCI).

The LBCI, including the LBCI Total Return, the LBCI Excess Return, each LBCI sub-index and any variations of the LBCI or its sub-indices, is a proprietary index that Lehman Brothers Inc. developed and calculates. The methodology for determining the composition and the weighting of the LBCI and for calculating its value is subject to modification by Lehman Brothers Inc. at any time. Initial LBCI returns are published once between 4:00 p.m. and 6:00 p.m. (New York City time) on each LBCI Business Day (as defined below) for the LBCI and its components. When final closing prices are published for each Index Contract on their respective exchanges, the daily returns will be finalized. The final LBCI level for each LBCI Business Day is published at such time on Bloomberg page “LBCI”, Reuters page “LEH/COMMA” and LehmanLive. Index levels for the LBCI Excess Return, the LBCI Total Return and certain LBCI sub-indices can also be obtained from the official website of Lehman Brothers at http://www.lehman.com/LL_S/public/publicsite/bondindex.html. The Issuer is not incorporating by reference herein the website or any material included in the website.

A “LBCI Business Day” will follow the New York Mercantile Exchange (NYMEX) holiday calendar and the LBCI will only be published on days when the NYMEX is open for trading (including half days). On those days when any other exchange (LME, CBOT, CME, and NYBOT) is closed and the NYMEX is open, Lehman Brothers Inc. will use data for the affected Index Contract(s) from the previous available business day on which such exchange(s) was open for LBCI calculations. On days when the NYMEX is closed and other exchanges are open, returns will be reflected on the next day when the NYMEX is open. Contract roll schedules will reflect the NYMEX calendar for all commodities. If there is a NYMEX holiday before or during a roll period, the scheduled roll will be pushed forward to the next LBCI Business Day.

Lehman Brothers Inc. and its affiliates actively trade futures contracts and options on future contracts on the commodities that underlie the LBCI, as well as commodities, including commodities represented by the Index Contracts. For information about how this trading may affect the value of the LBCI, see “Risk Factors—Trading and other transactions by affiliates of Lehman Brothers Holdings Inc. and others in the Index Contracts and the commodities underlying the Index Contracts may affect the level of the Index.”

Commodity Selection and Weights

LBCI composition and weights are reset annually each January to reflect updated historical commodity contract liquidity data as of November 30 of the previous year. In addition, Lehman Brothers Inc. will also calculate and publish the projected liquidity factors and LBCI weights throughout the year using the trailing three-year average daily volume as of that day. This timeframe enables the LBCI to be constructed using more recent liquidity data while still giving investors sufficient time to prepare for the LBCI rebalancing.

Quantifying Commodity Liquidity

The LBCI components are both selected and weighted based on historical commodity futures liquidity. For LBCI purposes, liquidity is derived from the exchange reported trading volume of non-financial commodities futures. To make a meaningful comparison across commodity markets, Lehman Brothers Inc. calculates a trailing three-year average of the average daily dollar volume of contracts traded (DVCT) for all commodities that may be eligible for the LBCI. Converting published volumes from each of the exchanges into a daily dollar value allows for direct comparisons of liquidity across exchanges in a common metric. Daily calculations over a three-year period capture intra-month liquidity changes while offering a historical perspective that reflects the seasonality and cyclicality of different markets and maintains LBCI stability.

For each commodity Lehman Brothers Inc. calculates a DVCT using the following steps:

1.               Identify contract-specific trading volumes and closing prices as reported daily by each global futures exchange. All futures expirations of a standardized contract with trading activity are included in the calculation. If volumes are not published for specific settlement dates in the future, Lehman Brothers Inc. will use the aggregated volumes published for each contract across all settlement dates.

2.               To derive the DVCT of a contract: multiply the closing price of that contract times (A) the daily reported trading volume of that contract and (B) the fixed number of units in which each contract is denominated.

3.               Aggregate the daily values derived in step 2 for all settlement dates of that contract to determine the summed daily dollar volume traded for the entire commodity contract.

4.               Average the daily dollar volume traded in step 3 over the trailing three-year period to calculate a trailing three-year average daily DVCT.

Selecting Commodities for the LBCI Based on Liquidity

To be eligible for the LBCI, a commodity must meet a minimum liquidity threshold based on trading volume in the past three years. Commodity liquidity is evaluated across all contracts and settlement dates on the various global commodity futures exchanges for commodities that may be eligible for the LBCI.

•                  Commodities with an average daily dollar trading volume exceeding $250 million over the previous three years as of November 30 are eligible for inclusion in the LBCI (except industrial metals traded on the London Metals Exchange (LME), which will require a minimum average daily trading volume of $1 billion because of differences in their method for reporting volumes compared with other exchanges).

•                  LBCI-eligible commodities will remain in the LBCI until their average daily dollar volume traded over the previous three years as of November 30 drops below $200 million ($800 million for LME metals). This will help maintain LBCI compositional stability and prevent commodities from exiting the LBCI for a year just to re-enter at the beginning of the next year if they are at or near the $250 million ($1 billion) threshold.

•                  Only the largest contract per commodity based on liquidity will be LBCI-eligible. For example, the largest crude oil contract, West Texas Intermediate Crude Oil, which trades on the NYMEX, will be the Index Contract for crude oil while Brent Crude, which trades on the Inter Continental Exchange (ICE), will not, despite the fact that both contracts meet the LBCI liquidity requirement.

•                  If the LBCI-eligible contract of a particular commodity is discontinued or substituted in the market by a different contract as a result of external factors such as government regulations, Lehman Brothers Inc. may substitute the new contract as the Index Contract in between LBCI rebalancing dates after providing advanced notice to LBCI users.

•                  Commodities that are considered to be derivatives or downstream products created from other LBCI-eligible commodities are treated as separate commodities as long as they have sufficient market liquidity and are evaluated for LBCI eligibility on a stand-alone basis. For example, soybeans, soybean meal, and soybean oil are treated as separate commodities and will each be LBCI-eligible if their respective liquidity exceeds $250 million daily. The same holds true for crude oil and its downstream products of heating oil and unleaded gasoline.

•                  Only U.S. dollar-denominated contracts are currently LBCI-eligible. Alternate versions of the LBCI that may substitute or add non-U.S. dollar contracts are planned for future development.

•                  The LBCI contains 20 commodities that qualified for inclusion, each with its single associated Index Contract (see Figure 1 below). Commodities that did not meet the minimum liquidity threshold but are represented in other major indices include cocoa, lead, and feeder cattle.

Figure 1. LBCI Eligible Commodities and Contracts for 2007

Commodity	Contract Used in LBCI	Exchange	Ticker	USD Denominated Futures Contracts Greater than $250m DVCT Not Currently Eligible for LBCI
Crude Oil	West Texas Intermediate	NYMEX	CL	Brent Crude (IPE)
Heating Oil	Heating Oil	NYMEX	HO	Gasoil (IPE)
Natural Gas	Henry Hub	NYMEX	NG
Unleaded Gas	RBOB	NYMEX	XB	HU RFG (used prior to July 1, 2006)
Aluminum	High Grade Aluminum (London)	LME	LA	Alloy (LME), Aluminum (COMEX)
Copper	Copper (London)	LME	LP	Copper (COMEX)
Nickel	Primary Nickel (London)	LME	LN
Zinc	High Grade Zinc(London)	LME	LX
Gold	Gold (New York)	COMEX	GC	Gold (CBOT)
Silver	Silver (New York)	COMEX	SI	Silver (CBOT)
Lean Hogs	Lean Hogs	CME	LH
Live Cattle	Live Cattle	CME	LC
Corn	Corn	CBOT	C
Soybean	Soybean	CBOT	S
Soybean Meal	Soybean Meal	CBOT	SM
Soybean Oil	Soybean Oil	CBOT	BO
Wheat	Wheat (Chicago)	CBOT	W	Kansas (KCBOT), Minneapolis (MGE)
Coffee	Coffee ‘C’	NYBOT	KC	Arabica (BMF), Robusta (LIFFE)
Cotton	Cotton No. 2	NYBOT	CT
Sugar	Sugar No. 11	NYBOT	SB	Sugar No. 14 (NYBOT)

Source:   Lehman Brothers Inc., 2007

Commodity Weightings

Once the list of LBCI-eligible contracts has been determined, each commodity will be re-weighted in the LBCI at the start of each year (implemented during the January roll period) using its average daily liquidity as of the previous November month-end. Average daily liquidity as of November 30 is converted into a commodity liquidity factor (based on contract closing prices as of the second LBCI Business Day of the year) that is held constant for each commodity after the January roll period. Though the liquidity factor remains constant, daily LBCI weightings will adjust throughout the year with the price movements of the underlying Index Contracts (i.e., price appreciation in an Index Contract will increase the weight of that Index Contract in the LBCI).

•                  Each Index Contract will be weighted in the LBCI in proportion to its liquidity relative to the other Index Contracts. Volumes for Index Contracts traded on the LME are divided by two to more accurately reflect the liquidity of the metals represented by these Index Contracts relative to other LBCI-eligible commodities.

•                  If a commodity does not have liquidity data for the full three-year period as of November month-end, average daily liquidity will be used for the data points that do exist, provided that the time series is longer than one year. If an Index Contract was substituted for a different Index Contract for that commodity, the previous Index Contract’s historical liquidity may also be considered to determine LBCI weights for that commodity.

•                  There will be no caps or floors on a particular commodity or sector weighting based on liquidity.

•                  LBCI weights will be published daily. In addition, Lehman Brothers Inc. will also calculate projected LBCI weights for the following year using the trailing three-year average daily volume as of that day. On November 30, this projected weight will become the initial weight for the following year. Figure 2 under “—Calculating Commodity Liquidity Factors and LBCI Weights—Introducing and Removing Commodities” below shows the evolution of commodity and sector LBCI weights since 2001.

Calculating Commodity Liquidity Factors and LBCI Weights

The two components used to calculate a commodity’s daily LBCI weight are its liquidity factor and the price of the relevant Index Contract. While a commodity’s Index Contract price changes daily based on movements in the futures markets, its liquidity factor, or “amount outstanding”, is reset only once a year based on its trailing three-year historical contract liquidity.

The liquidity factor is a derived number equivalent to the relative amount of each commodity needed to achieve the liquidity-based weightings set forth by the LBCI rules. It is not a direct measure of trading volume or market liquidity. It is calculated by dividing the average daily dollar value of contracts traded as of November 30 of the previous year (which determines the beginning of year LBCI weights) by the closing prices of each Index Contract as of the second LBCI Business Day of the new calendar year. For a given commodity contract, the formula for liquidity factor is:

Liquidity Factor	=	DVCT Prev Nov ME
Price 2nd Business Day

Where:         DVCT Prev Nov ME, i = Trailing three-year average dollar value of contracts traded for LBCI eligible contract i as of November 30 of the previous year.

Price 2nd Business Day = Prompt contract closing price of Index Contract for commodity i, as of the second LBCI Business Day of the year.

Rebalancing Liquidity Factors

Annual LBCI rebalancing is implemented during the January LBCI roll period. This occurs by switching from the previous year’s liquidity factor to the current year’s liquidity factor in 20% daily increments during the five-day roll period. Rebalancing over a five-day roll period maintains LBCI stability by not causing a major LBCI re-weighting on a single LBCI Business Day. Liquidity factors for each year will be announced at the end of the second LBCI Business Day of that year.

On the first through fifth LBCI Business Day of each year, the liquidity factor for each commodity will be the previous year’s liquidity factor. On the sixth through ninth LBCI Business Days of the January roll period, the liquidity factor will be a weighted combination of the previous year’s and current year’s liquidity factors. From the tenth LBCI Business Day forward, the LBCI will use the current year’s liquidity factor. Once 100% of the new liquidity factor is used for LBCI weightings, the annual rebalancing has been completed. Daily LBCI weights will then reflect both the rebalanced component weights and the daily price movements that have since occurred.

The following two tables show the hypothetical yearly initial weights for the LBCI, which was launched on July 1, 2006, over the period starting from January 1, 2001 until July 1, 2006, and actual initial LBCI weights as of July 1, 2006, as well as the daily weightings for the LBCI at July 31, 2007. Neither the daily weightings nor the hypothetical and actual historical initial weights presented below are necessarily indicative of the future initial or daily weightings of any particular Index Contract, commodity or sector in the LBCI.

Figure 2. Initial Annual LBCI Weights Since 2001

Sector & Commodity Selection			Initial Annual LBCI Weights (as of January 1, unless otherwise specified)
Sector/Commodity	Contract	Exch.	2007	Jul 1, 2006	2006	2005	2004	2003	2002	2001
Energy			55.85%	51.02%	56.17%	52.12%	51.21%	50.77%	46.81%	40.31%
Crude Oil	West Texas Intermediate	NYM	29.04%	27.48%	26.65%	23.49%	22.19%	22.38%	20.81%	17.67%
Natural Gas	Henry Hub Natural Gas	NYM	13.28%	7.98%	14.63%	15.06%	15.91%	15.27%	13.74%	11.99%
Unleaded Gas	NY Harbor/RBOB (1)	NYM	6.11%	8.13%	7.54%	7.05%	6.84%	6.79%	6.27%	5.38%
Heating Oil	No. 2 Heating Oil NY	NYM	7.42%	7.43%	7.35%	6.52%	6.28%	6.33%	5.99%	5.28%
Metals			25.51%	30.10%	22.77%	24.47%	25.24%	26.19%	28.92%	32.13%
Industrial Metals			16.91%	20.11%	14.12%	16.08%	18.12%	20.25%	22.19%	23.84%
Aluminum	High Grade Primary Aluminum	LME	5.10%	4.54%	4.29%	6.11%	8.10%	9.12%	9.65%	9.94%
Copper	Copper - Grade A	LME	8.10%	10.50%	6.68%	6.78%	6.95%	7.52%	8.25%	8.71%
Nickel	Primary Nickel	LME	1.60%	2.23%	1.55%	1.58%	1.48%	1.83%	2.21%	2.70%
Zinc	Special High Grade Zinc	LME	2.12%	2.83%	1.60%	1.60%	1.59%	1.78%	2.09%	2.49%
Precious Metals			8.60%	10.00%	8.64%	8.40%	7.11%	5.94%	6.73%	8.29%
Gold	Gold	CMX	6.63%	7.65%	6.83%	6.70%	5.67%	4.49%	4.88%	5.83%
Silver	Silver	CMX	1.97%	2.34%	1.81%	1.70%	1.44%	1.45%	1.85%	2.46%
Agricultural			15.8%	16.54%	18.22%	20.55%	20.35%	19.75%	20.66%	23.97%
Grains			12.14%	13.40%	14.62%	17.17%	17.01%	16.17%	16.30%	18.36%
Soybeans	Soybeans	CBT	5.19%	5.76%	6.88%	7.89%	7.31%	6.59%	6.73%	7.88%
Corn	Corn	CBT	2.99%	3.24%	3.06%	3.66%	3.83%	3.98%	3.98%	4.34%
Soybean Meal	Soybean Meal	CBT	1.37%	1.48%	1.86%	2.30%	2.38%	2.30%	2.28%	2.37%
Wheat	Chicago	CBT	1.64%	1.73%	1.60%	1.86%	2.03%	2.02%	2.00%	2.04%
Soybean Oil	Soybean Oil	CBT	0.95%	1.18%	1.21%	1.47%	1.45%	1.28%	1.31%	1.73%
Softs			3.63%	3.14%	3.61%	3.38%	3.34%	3.58%	4.36%	5.61%
Coffee	Coffee “C”	NYBOT	1.36%	1.16%	1.43%	1.27%	1.15%	1.30%	1.76%	2.31%
Cotton	Cotton #2	NYBOT	0.90%	0.95%	1.11%	1.20%	1.27%	1.28%	1.53%	2.08%
Sugar	World Sugar #11	NYBOT	1.37%	1.03%	1.06%	0.90%	0.92%	1.00%	1.07%	1.22%
Livestock			2.87%	2.34%	2.84%	2.86%	3.21%	3.30%	3.60%	3.59%
Live Cattle	Live Cattle	CME	1.82%	1.43%	1.88%	1.99%	2.35%	2.33%	2.49%	2.48%
Lean Hogs	Lean Hogs	CME	1.05%	0.91%	0.96%	0.87%	0.86%	0.97%	1.11%	1.11%

		Total	100%	100%	100%	100%	100%	100%	100%	100%

Source:     Lehman Brothers Inc., 2007

(1)   NY Harbor RFG Contract used until July 1, 2006; RBOB contract used thereafter.

Figure 3. LBCI Daily Weights at September 30, 2007

Sector & Commodity Selection			Daily LBCI Weights at September 30 2007
Sector/Commodity	Contract	Exch.	2007
Energy			58.99%
Crude Oil	West Texas Intermediate	NYM	32.88%
Natural Gas	Henry Hub Natural Gas	NYM	11.41%
Unleaded Gas	NY Harbor/RBOB (1)	NYM	6.46%
Heating Oil	No. 2 Heating Oil NY	NYM	8.24%
Metals			22.46%
Industrial Metals			14.69%
Aluminum	High Grade Primary Aluminum	LME	3.61%
Copper	Copper - Grade A	LME	8.80%
Nickel	Primary Nickel	LME	1.07%
Zinc	Special High Grade Zinc	LME	1.21%
Precious Metals			7.77%
Gold	Gold	CMX	6.12%
Silver	Silver	CMX	1.65%
Agricultural			16.20%
Grains			13.35%
Soybeans	Soybeans	CBT	5.87%
Corn	Corn	CBT	2.37%
Soybean Meal	Soybean Meal	CBT	1.54%
Wheat	Chicago	CBT	2.54%
Soybean Oil	Soybean Oil	CBT	1.03%
Softs			2.85%
Coffee	Coffee “C”	NYBOT	1.08%
Cotton	Cotton #2	NYBOT	0.82%
Sugar	World Sugar #11	NYBOT	0.95%
Livestock			2.35%
Live Cattle	Live Cattle	CME	1.52%
Lean Hogs	Lean Hogs	CME	0.84%

		Total	100.00%

Source:   Lehman Brothers Inc., 2007

Introducing and Removing Commodities

As time progresses the LBCI will experience some turnover in the list of eligible commodity contracts. If a new contract becomes eligible or ceases to be eligible at the end of November based upon trailing three-year daily average liquidity, then it will enter or exit during the January weighting roll period.

LBCI Return Calculations

Types and Sources of LBCI Returns from Long Futures Positions

A long position in a commodity futures contract generates returns from change in the spot price of the commodity, roll yield and collateral interest. Accordingly, three main types of returns are calculated for the LBCI:

•                  Spot return – the returns associated with the percentage of the underlying Index Contracts used to price the LBCI before any contract rolling has occurred.

•                  Excess return – the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts; and

•                  Total return – the excess return plus the return on the collateral that has to be posted as margin against the futures positions.

Lehman Brothers Inc. calculates both excess and total returns on the LBCI and its components on a daily basis.

Spot Returns

Spot returns, which reflect changes in commodity spot prices, are fairly straightforward. If the LBCI is long wheat and the spot price of wheat appreciates then a positive return will accrue. Thus, on any LBCI Business Day in a month other than a day during a roll period for an Index Contract, or in a month in which no roll is scheduled to occur for that Index Contract, the level of the LBCI will reflect the increase or decrease (in proportion to the relative weighting of the Index Contracts in the LBCI, as described in “—Commodity Selection and Weights” above) in the price of each then-active (prompt) Index Contract relative to the previous day’s closing price for that prompt Index Contract.

Excess Returns

The “excess returns” of the LBCI are the combined return of spot price movements and “roll yield” associated with the rolling of Index Contracts, as discussed in “—Commodity Roll Mechanics” below. The roll yield generated depends on the pricing of longer-dated futures contracts relative to nearby futures and spot commodity prices. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation. When the opposite is true and longer contracts are priced higher, the market is in contango. Positive roll yield is generated in backwardated markets when higher priced spot or near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. Negative roll yield occurs in contangoed markets when lower priced spot or near-term futures contracts are “sold” to “buy” higher priced longer-dated contracts. Accordingly, when the market for an Index Contract is in backwardation, the roll yield for a month in which that Index Contract is rolled will be positive and therefore serve to increase the level of the LBCI relative to what it would have been based solely on the spot price movements in the Index Contract. Conversely, when the market for an Index Contract is in contango, the roll yield for a month in which that Index Contract is rolled will be negative and therefore will decrease the level of the LBCI.

Total Returns

The third source of return from a long futures position comes from collateral posted as margin. A fully collateralized futures position posts the full investment as margin, which is then invested in money market or other similar cash instruments that generate a return. For the LBCI, total returns are calculated by adding a Treasury Bill return (compounded daily) to the excess returns described above to represent the total return earned by a fully collateralized futures position.

Daily Treasury Bill returns are compounded from the previous LBCI Business Day. If the current LBCI Business Day is more than one calendar day from the previous LBCI Business Day, the Treasury Bill return will be calculated and compounded for those additional days. For each calendar day during the Index calculation period, collateral will earn a daily Treasury Bill return as specified below. If there is more than one calendar day in the calculation period this return will be compounded for the number of days in the period.

3-Month Treasury Bill Return Daily	=	(1)	1/91
1 - (91/360) * HR t-1

Where: HR t-1 = for any LBCI Business Day, the 91-day auction high rate for  U.S. Treasury Bills announced by the U.S. Department of the Treasury and reported under the heading “High Rate” on Telerate page 56, or any successor page, on the most recent of the weekly auction dates prior to such LBCI Business Day. The high rate is generally available on Monday afternoons (if not a holiday), and as a result the high rate for each week will generally first be used in that weeks’s return calculations beginning on Tuesday.

Commodity Roll Mechanics

A fundamental characteristic of the LBCI, like other commodity indices, is that as a result of being comprised of futures contracts, the LBCI has to be managed to ensure it does not take delivery of the commodities in question. This is achieved through the commodity roll mechanics under which the Index Contracts underlying the LBCI are rolled forward to a new contract date during the month as they approach their settlement date. Therefore, at the contract level, there are up to two Index Contracts that can contribute to LBCI returns during the month: the prompt (nearby) contract and the prompt + 1 (next nearby) contract into which it is rolled.

During any month in which an the Index Contract is scheduled to roll, the roll period will begin at the end of the fifth LBCI Business Day in that month and last for five LBCI Business Days. During the roll period, the hypothetical position in the Index Contract is gradually shifted from the prompt Index Contract to the prompt + 1 Index Contract (i.e., the Index Contract with the next nearest expiration) in 20% daily increments. The daily price of the Index Contract during the roll period, as well as the previous day’s price of the Index Contract against which the appreciation or depreciation of the daily Index Contract price is measured, therefore will each be a composite price of the then-current prompt Index Contract and the prompt + 1 Index Contract weighted by the percentage that has been rolled at the end of the previous LBCI Business Day. Accordingly, during the roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

•                  On the fifth LBCI Business Day of the relevant month, Index Contract excess returns will reflect 100% of the price movements of the prompt contract. At the end of that fifth LBCI Business Day, 20% of the prompt contract will be rolled to the prompt + 1.

•                  At the beginning of the sixth LBCI Business Day in that month, the excess returns on the Index Contract will reflect a contract “basket” containing 80% of the prompt contract and 20% of the prompt + 1 at the start of that day. Excess returns will be calculated on this “basket”. At the end of that sixth LBCI Business Day, an additional 20% is rolled.

•                  For the seventh LBCI Business Day, the “basket” will consist of 60% prompt / 40% prompt + 1.

•                  For the eighth LBCI Business Day, the “basket” will consist of 40% prompt / 60% prompt + 1.

•                  For the ninth LBCI Business Day, the “basket” will consist of 20% prompt / 80% prompt + 1.

•                  At the end of the ninth LBCI Business Day of the relevant month, the prompt contract will have been fully rolled into the prompt + 1, which then becomes the new prompt until the next roll period.

Returns on an Index Contract on and after the tenth LBCI Business Day in a month in which it is rolled will comprise 100% of the new prompt contract that has just been fully rolled into (which was formerly the prompt + 1 at the start of that month).

Adjustments to the Contract Roll Process

A number of market circumstances can lead to an adjustment in the rolling process. These adjustments occur when it would be difficult to liquidate or establish positions in the market and perform the roll. If any of these market disruption events occurs on any of the days during the roll period, then the proportion of the roll that would have taken place on that day is skipped. For example, if a market disruption event occurs on the first day of the roll, then none of the 80%/20% roll is taken. Instead the 60% / 40% proportion is taken on the next LBCI Business Day. If a market disruption event occurs on that day also, then the roll proportion will be 40% / 60% on the following LBCI Business Day. Two examples of disruption events are:

•                  Commodity reaches a limit price during the last 15 minutes of the trading session – if either the prompt or prompt +1 contract reaches a limit price during the final 15 minutes of regular or rescheduled trading, the roll will be skipped that day.

•                  Trading interrupted or terminated on an exchange – if trading is terminated prior to the expected close of business and does not resume at least 15 minutes prior to the scheduled close, then the roll will be deferred.

If either event occurs, a notice will be posted on LehmanLive indicating the event and reason.

LBCI Contract Calendar

The LBCI Contract Calendar specifies which Index Contracts (by settlement month) are used to calculate LBCI returns for each monthly reporting period. For each calendar month, the LBCI Contract Calendar indicates a prompt contract and, if a given Index Contract is scheduled to be rolled during the month, the prompt + 1 contract. If a roll is not scheduled, then only the prompt contract is listed (and LBCI returns are calculated solely be reference to the prompt contract). Contracts are selected to ensure there is sufficient market liquidity in each commodity when calculating LBCI returns. Monthly contracts for a given commodity that are less liquid and have significantly lower trading volumes relative to other settlement months will be excluded from the LBCI Contract Calendar, and will not be rolled into or included in commodity price calculations. Annex A hereto shows the LBCI Contract Calendar for 2007, indicating the prompt contracts and, where applicable, the prompt + 1 contracts, for each Index Contract in each calendar month. The LBCI Contract Calendar for each succeeding year will be published annually on LehmanLive.

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the Index Contracts are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the LBCI has been comprised exclusively of futures contracts traded on regulated exchanges.

ANNEX A:  2007 LBCI Contract Calendar

Current Active Contract / Next Active Contract by LBCI Reporting Month
				Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec	Excluded
Commodity	Contract	Exchange	Ticker	(F)	(G)	(H)	(J)	(K)	(M)	(N)	(Q)	(U)	(V)	(X)	(Z)	Contracts
Crude Oil	West Texas Intermediate	NYMEX	CL	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Heating Oil	Heating Oil	NYMEX	HO	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Natural Gas	Henry Hub	NYMEX	NG	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Unleaded Gas	NYH RBOB	NYMEX	XB	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Aluminum	High Grade Aluminum	LME	LA	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Copper	Copper	LME	LP	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Nickel	Primary Nickel	LME	LN	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Zinc	High Grade Zinc	LME	LX	G/H	H/J	J/K	J/K	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Gold	Gold (New York)	COMEX	GC	G/J	J	J/M	J/M	M/Q	Q	Q/Z	Z	Z	Z	Z/G	G	V
Silver	Silver (New York)	COMEX	SI	H	H/K	K	K	N	N/U	U	U/Z	Z	Z	Z/H	H	F
Lean Hogs	Lean Hogs	CME	LH	G/J	J	J/M	J/M	M/N	N/Q	Q/V	V	V/Z	Z	Z/G	G	K
Live Cattle	Live Cattle	CME	LC	G/J	J	J/M	J/M	M/Q	Q	Q/V	V	V/Z	Z	Z/G	G	K, N
Corn	Corn	CBOT	C	H	H/K	K	K	N	N/U	U	U/Z	Z	Z	Z/H	H
Soybean	Soybean	CBOT	S	H	H/K	K	K	N	N/X	X	X	X	X/F	F	F/H	Q, U
Soybean Meal	Soybean Meal	CBOT	SM	H	H/K	K	K	N	N/Z	Z	Z	Z	Z/F	F	F/H	V, Q
Soybean Oil	Soybean Oil	CBOT	BO	H	H/K	K	K	N	N/Z	Z	Z	Z	Z/F	F	F/H	V, Q
Wheat	Wheat (Chicago)	CBOT	W	H	H/K	K	K	N	N/U	U	U/Z	Z	Z	Z/H	H
Coffee	Coffee ‘C’	NYBOT	KC	H	H/K	K	K	N	N/U	U	U/Z	Z	Z	Z/H	H
Cotton	Cotton No. 2	NYBOT	CT	H	H/K	K	K	N	N/Z	Z	Z	Z	Z	Z/H	H	V
Sugar	Sugar No. 11	NYBOT	SB	H	H/K	K	K	N	N/V	V	V	V/H	H	H	H

Source: Lehman Brothers, 2007

Notes:

•                  Each month that a commodity has two letters listed will have the prompt contract rolled to the prompt + 1 contract for that commodity. Using Crude Oil as an example, the prompt contract at the start of the January is the G (February) contract and the prompt + 1 contract is the H (March) contract. From the fifth through the ninth LBCI Business Day, 20% of the G contract will be rolled daily into the H contract.

•                  If a commodity only has one letter listed for an LBCI Reporting Month, there will be no contract roll that month. For example, during February, the prompt gold contract is the J (April) contract. It will not be rolled during the month.

•                  Prior to July 1, 2006, the active Unleaded Gas Contract was the RFG (Ticker: HU) contract. As of July 1, 2006, the active contract is the RBOB (Ticker: XB)

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes as financial contracts as described under “Supplemental United States Federal Income Tax Consequences-Financial Contracts” in the Series I MTN prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the public offering price on the cover of this pricing supplement and to certain dealers at a discount to the public offering price. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the notes will be made against payment therefor more than three business days following the Original Trade Date. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$144,330,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

Return-Enhanced Notes Linked to a Basket of LBCI Pure Beta Excess Return Sub-Indices

DUE NOVEMBER 2, 2011

PRICING SUPPLEMENT

OCTOBER 26, 2007

(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)

LEHMAN BROTHERS